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			       PURCHASE AGREEMENT

				  by and among

				LEGG MASON, INC.
			   CARNES CAPITAL CORPORATION
			PRIVATE CAPITAL MANAGEMENT, L.P.
				 PCM-GP, INC.
				 MCC-PCM, INC.
			       MILES C. COLLIER
			       BRUCE S. SHERMAN

				       AND

				 GREGG J. POWERS

			    Dated as of: May 29, 2001

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			       TABLE OF CONTENTS

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				   ARTICLE I

				  DEFINITIONS

Section 1.1 Definitions .......................................................1

				  ARTICLE II

		 PURCHASE AND SALE; CLOSING; RELATING MATTERS

Section 2.1 Purchase and Sale ................................................12
Section 2.2 Purchase Price ...................................................12
Section 2.3 Purchase Price Percentages .......................................13
Section 2.4 Payment Instructions .............................................14
Section 2.5 The Closing ......................................................14
Section 2.6 Further Assurances ...............................................14
Section 2.7 Transfer Taxes ...................................................14
Section 2.8 Substitution .....................................................15
Section 2.9 Deliveries and other Actions in connection with the Closing ......15
Section 2.10 Employment Agreements ...........................................15
Section 2.11 Section 338(h)(10) Election .....................................15
Section 2.12 Initial Payment Adjustment ......................................16
Section 2.13 Revenue Sharing Agreement .......................................16
Section 2.14 Escrow Agreement ................................................16
Section 2.15 Claw-Back .......................................................16

				  ARTICLE III

		 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.1 Organization of the Companies and Related Matters; Capitalization.18
Section 3.2 Authority; No Violation; Consents ................................19
Section 3.3 Books and Records; Financial Statements; Liabilities .............20
Section 3.4 Compliance with Applicable Law ...................................21
Section 3.5 Ineligible Persons ...............................................22
Section 3.6 Assets Under Management ..........................................22
Section 3.7 Title ............................................................23
Section 3.8 Company Contracts ................................................23
Section 3.9 Technology and Intellectual Property .............................24

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Section 3.10 Legal Proceedings .............................................. 24
Section 3.11 Taxes and Tax Returns .......................................... 25
Section 3.12 Insurance ...................................................... 26
Section 3.13 Labor and Employment Matters ................................... 26
Section 3.14 Benefit Plan Obligations ....................................... 26
Section 3.15 No Broker ...................................................... 28
Section 3.16 Absence of Changes ............................................. 28
Section 3.17 Additional Representations Regarding the Funds ................. 28
Section 3.18 Aggregate Revenue Run Rate ..................................... 29
Section 3.19 Transactions with Affiliates ................................... 29
Section 3.20 Corporate Name ................................................. 29

				  ARTICLE IV

		    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1 Organization ...................................................  30
Section 4.2 Authority; No Violation; Consents ..............................  30
Section 4.3 No Actions, Suits or Proceedings ...............................  31
Section 4.4 Ineligible Persons .............................................  31
Section 4.5 Availability of Funds; Solvency ................................  31
Section 4.6 Broker .........................................................  32
Section 4.7 Keyman Insurance ...............................................  32

				   ARTICLE V

				   COVENANTS

Section 5.1 Conduct of Business ............................................  32
Section 5.2 Advisory Contract Consents; The Funds ..........................  35
Section 5.3 Confidentiality and Announcements ..............................  36
Section 5.4 Expenses .......................................................  36
Section 5.5 Covenants of Buyer .............................................  36
Section 5.6 Access; Certain Communications .................................  37
Section 5.7 Regulatory Matters; Third Party Consents .......................  37
Section 5.8 Notification of Certain Matters ................................  38
Section 5.9 No Solicitation ................................................  38
Section 5.10 Delivery of Governmental Documents ............................  38
Section 5.11 Tax Returns and Tax Information ...............................  38
Section 5.12 Employee Benefits Matters .....................................  39
Section 5.13 Non-complete and Non-Solicitation .............................  39
Section 5.14 Excess Net Worth Payable ......................................  43

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Section 5.15 HSR ............................................................ 43
Section 5.16 Keyman Life Insurance. ......................................... 44
Section 5.17 Working Capital. ............................................... 44
Section 5.18 Pre-Closing Taxes............................................... 45
Section 5.19 ICMI. .......................................................... 45

				  ARTICLE VI

			     CONDITIONS TO CLOSING

Section 6.1 Mutual Condition ................................................ 45
Section 6.2 Conditions to Buyer's Obligations ............................... 45
Section 6.3 Conditions to the Sellers' Obligations .......................... 47

				  ARTICLE VII

				INDEMNIFICATION

Section 7.1 Obligations of the Sellers ...................................... 48
Section 7.2 Obligations of Buyer ............................................ 49
Section 7.3 Procedure ....................................................... 49
Section 7.4 Notice of Non-Third Party Claims ................................ 51
Section 7.5 Handling of Claims .............................................. 51
Section 7.6 Survival of Indemnity ........................................... 51
Section 7.7 Limitation on Indemnification ................................... 52
Section 7.8 Indemnity Payments and Interest ................................. 52

				 ARTICLE VIII

			     TERMINATION/SURVIVAL

Section 8.1 Termination ..................................................... 53
Section 8.2 Effect of Termination ........................................... 54
Section 8.3 Survival of Representations and Warranties and Covenants ........ 54

				  ARTICLE IX

				 MISCELLANEOUS

Section 9.1 Disputes ........................................................ 55
Section 9.2 Representatives ................................................. 56
Section 9.3 Exclusive Remedy ................................................ 56

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Section 9.4  Amendments; Waiver ............................................ 56
Section 9.5  Entire Agreement .............................................. 56
Section 9.6  Interpretation ................................................ 57
Section 9.7  Severability .................................................. 57
Section 9.8  Notices ....................................................... 57
Section 9.9  Binding Effect; Persons Benefitting; No Assignment ............ 59
Section 9.10 Counterparts .................................................. 59
Section 9.11 Governing Law ................................................. 59
Section 9.12 Jurisdiction; Waiver of Jury Trial and Certain Damages ........ 59

ANNEX I     Equity Interests Being Sold and Purchased
ANNEX II    Purchase Price Percentages
ANNEX III   Form of Employment Agreement
ANNEX IV    Purchase Price Attributable to CCC
ANNEX V     Form of Revenue Sharing Agreement
ANNEX VI    Form of Escrow Agreement

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			       PURCHASE AGREEMENT

     PURCHASE AGREEMENT, dated as of May 29, 2001 (this "Agreement"), by and among Legg Mason, Inc., a Maryland corporation (the "Buyer"), Carnes Capital Corporation, a Florida corporation ("CCC"), Private Capital Management, L.P., a Delaware limited partnership ("PCM"), PCM-GP, Inc., a Florida corporation ("PCMGP"), MCC-PCM, Inc., a Florida corporation ("MCC"), Miles C. Collier, an individual, Bruce S. Sherman, an individual, and Gregg J. Powers, an individual.

				    RECITALS:

     WHEREAS, the Sellers together hold all of the partner interests and capital stock of PCM and CCC, respectively; and

     WHEREAS, the Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers all of the partner interests and capital stock of PCM and CCC, respectively, representing 100% of the Equity Interests in PCM and CCC;

     NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

				    ARTICLE I

				   DEFINITIONS

     Section 1.1 Definitions. (a) For all purposes in this Agreement, the
		 -----------
following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Advisers Act" means the United States Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     "Aggregate Adjusted Assets Under Management" means, on any date, the sum of the Adjusted Assets Under Management at such date for all accounts managed by any of the Companies.

     "Aggregate Revenue Run Rate" means, on any date, the sum of the Revenue Run Rate at such date for all accounts managed by any of the Companies.

     "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, as the case may be, to Buyer, the Companies, the Sellers or any of their respective properties, assets, officers, directors, members, partners, employees or duly authorized agents, as the context may require.

     "Assets" means, with respect to any Person, all of the assets of such Person including, but not limited to, the Company Contracts (in the case of the Companies), Furniture, Fixtures and Equipment, Intellectual Property, Leased Properties, Records, Software and Technology Systems of such Person.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the City of New York or the city of Miami, Florida are generally closed for regular banking business.

     "Buyer Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of Buyer or the businesses conducted by Buyer, taken as a whole, excluding effects attributable to (a) a deterioration in the United States securities markets, (b) declines in economic activity generally in the United States, Europe or Asia or (c) changes in the U.S. asset management industry, retail brokerage industry and financial private client services industry generally that do not affect Buyer in a manner significantly different than other companies in the U.S. asset management industry, retail brokerage industry and financial private client services industry.

     "Claw-Back Amount" means the lesser of $300,000,000.00 or the amount of the Second Earnout Payment.

     "Claw-Back Payment" means any amount paid to Buyer pursuant to the provisions of Section 2.15 of this Agreement.

     "Closing" means the completion of the transactions contemplated by Section
2.1 of this Agreement.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "CFSI" means Collier Financial Services Inc.

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     "Collier Seller" means each or any one of MCC, PCMGP or Miles C. Collier individually, as the context may require, and "Collier Sellers" means any two or more of them collectively, as the context may require.

     "Companies" means (a) prior to the Closing, PCM, CCC, PVEP, CFSI (but only in respect of its being the general partner of The Collier Fund, Ltd.), SPSM, MCC (but only in respect of its being the general partner of Private Value Fund, L.P. and Private Value Fund II, L.P.), PCLG and ICMI and (b) after the Closing,
(i) PCM Holdings, PCM, CCC and ICMI; (ii) Buyer or any Affiliate of Buyer (A) with respect to or for which Bruce S. Sherman or Gregg J. Powers serves as an officer, director, employee, adviser or agent or otherwise participates in providing investment advisory services, (B) which acts as the manager, general partner, special limited partner, investment adviser or in a similar capacity of any investment fund, however organized, with respect to which Bruce S. Sherman or Gregg J. Powers participates or participated in the solicitation of new accounts or investors or the organization, management, marketing, promotion or investment activities, (C) which pays any compensation to Bruce S. Sherman or Gregg J. Powers, or (D) the revenues or income of which is used in calculating any compensation payable to Bruce S. Sherman or Gregg J. Powers; and (iii) any other entity that becomes treated as a Company for purposes of the Revenue Sharing Agreement.

     "Company" means each or any one of the Companies individually, as the context may require.

     "Company Contract" means any investment advisory agreements or limited partnership agreements to which any of the Companies is a party and any agreement for the provision of brokerage services to which CCC is a party and any lease, license or other agreement relating to the use by PCM or CCC of any of their respective properties or assets including, without limitation, any Furniture, Fixtures and Equipment, Intellectual Property, Software and Technology Systems, or relating to the conduct of the businesses conducted by PCM and CCC as of the date of this Agreement, together with all amendments and supplements thereto, and all rights and interests of any of the Companies arising thereunder or in connection therewith.

     "DOJ" means the Antitrust Division of the United States Department of Justice.

     "Earnout Payments" means the First Earnout Payment and the Second Earnout Payment.

     "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

     "Equity Interests" means: (a) capital stock, partner interests, member interests, beneficial interests or any other equity or ownership interests in any Person; (b) any securities or other instruments convertible into or exchangeable for, or whose value is determined by

				       3
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reference to, any such interests, regardless of whether any of the foregoing are exercisable or "out-of-the-money" at any time prior to the Closing Date; or (c) any other rights, warrants, options or binding commitments of any character to acquire or dispose of any of the foregoing, regardless of whether any of the foregoing are exercisable or "out-of-the-money" at any time prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations of the Department of Labor thereunder.

     "Escrow Account" has the meaning given in the Escrow Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC thereunder.

     "FTC" means the United States Federal Trade Commission.

     "Fund" means each or any one of The Collier Fund, Ltd., a Florida limited partnership, The Entrepreneurial Value Fund, L.P., a Delaware limited partnership, Private Value Fund, L.P., a Delaware limited partnership, and Private Value Fund II, L.P., a Delaware limited partnership individually, as the context may require, and "Funds" means any two or more of them collectively, as the context may require.

     "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment located at any Operating Site.

     "GAAP" means, with respect to any Person, generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

     "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions and any governmental or non-governmental self-regulatory organization of which any of the Companies was or is a member or to whose regulations any of the Companies was or is subject.

     "Governmental Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the authority of any Governmental Authority.

     "Gross Revenues" shall mean all revenues of the Companies, from whatever source derived, calculated on an accrual basis, in accordance with GAAP consistently applied, other than items of revenue or gain that are unusual in nature, infrequent in occurrence and

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significant in amount such as judgments, arbitration awards, insurance proceeds and gain on sale of operating assets and other than interest or dividend income, or realized or unrealized gain, on working capital and investments; provided, however, that to the extent more than 20% of the amount of Gross Revenues is attributable to Performance Fees, the amount of Performance Fees in excess of 20% which would otherwise constitute Gross Revenues shall be excluded from Gross Revenues for purposes of Section 2.2(b), Section 2.2(c) and Section 2.15. In the event that after the Closing and prior to any date as of which Gross Revenues of the Companies are to be measured for purposes of Section 2.2(b), Section 2.2(c) or Section 2.15, any of the Companies sells, transfers or assigns to any Person assets that are directly responsible for the generation of Gross Revenues or interests in the Company holding such assets without the consent of the Representatives in such a manner that the revenues generated by such assets are no longer attributable, directly or indirectly, to services provided by any of the Companies, a dollar amount equal to the net revenues generated by such assets during the twelve complete calendar months prior to the month in which such sale, transfer or assignment occurred shall be included thereafter in the calculation of Gross Revenues for all purposes under Section 2.2(b), Section 2.2(c) and Section 2.15 and under the Revenue Sharing Agreement (less any amounts of such revenues already included within the calculation of Gross Revenues for the year in which such sale, transfer or assignment occurs); provided, however, that the foregoing shall not apply to the sale, transfer or
--------  -------
assignment of assets to the extent the revenues from such assets constitute brokerage commissions and any such sale, transfer or assignment is undertaken at the request or order of a Governmental Authority or at the unsolicited request of the customer.

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Immediate Family" means, with respect to any individual, (a) such individual's spouse (including former spouses), parents, siblings and children (in each case, whether by blood, marriage or adoption), (b) any spouse (including former spouses), parent, sibling, child or grandchild of any Person specified in clause (a) above (in each case, whether by blood, marriage or adoption) and (c) any estate, trust, partnership, limited liability company or other entity or legal relationship of which a majority of the Equity Interests at all times in question are, directly or indirectly, held by or for the benefit of one or more of the Persons described above and/or such individual.

     "Indemnified Party" means a Person entitled to the benefits of indemnification hereunder.

     "Indemnifying Party" means a Person obligated to provide indemnification hereunder.

     "ICMI" means Institutional Capital Management, Inc., a New York corporation.

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

     "Intellectual Property" means all domestic and foreign copyrights, patents, proprietary models, processes, formulas and databases, client lists, service marks, Software, know-how, trade names, trademarks and trade secrets, in each case whether or not subject to statutory registration or protection, and all registrations or applications for registration of any of the foregoing.

     "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

     "Lease" means any real estate lease or sublease, with respect to any Leased Property.

     "Leased Properties" means all leasehold interests of any of the Companies in real property.

     "LIBOR" means, with respect to any month, the London interbank offered rate for deposits in the currency in which the fund is denominated having a maturity of three months, which appears on Telerate Page 3750 as of 11:00 a.m., London time on the first London business day of each month. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

     "Loss" means any and all monetary claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorneys', accountants', consultants' and experts' fees and expenses), damages, monetary obligations to third parties, expenditures, monetary judgments or awards payable or due to any other party that are imposed upon or otherwise incurred or suffered by the relevant Person.

     "Management Seller" means each or any one of Bruce S. Sherman or Gregg J. Powers individually, as the context may require, and "Management Sellers" means both of them.

     "NASD" means NASD Regulation, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

     "Operating Sites" means all offices at which any of the Companies conducts the businesses currently conducted by the Companies at any time relevant hereunder.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

     "Partners" means the partners (both limited and general) of PCM.

     "PCLG" means PCLG, Inc., a Delaware corporation.

     "PCM Holdings" means PCM Holdings, Inc., a Maryland corporation and a Wholly Owned Subsidiary of Buyer.

     "Performance Fee" shall mean any performance fee, carried interest, special profits interest or other performance based compensation payable to any of the Companies with respect to any account managed by any of the Companies.

     "Permitted Encumbrances" means all Encumbrances which are:

     (1)  Encumbrances set forth on Schedule 1.1(b);

     (2) statutory liens for Taxes or assessments that are not yet due or payable;

     (3) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable; or

     (4) other Encumbrances which individually or in the aggregate do not exceed $100,000 and do not materially detract from the value of or materially impair the existing use of the assets affected by such Encumbrances.

     "Person" means any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

     "Purchase Price" means the sum of the Initial Payment, the First Earnout Payment and the Second Earnout Payment.

     "PVEP" means Private Value Equity Partners L.P.

     "Records" means all records and original documents in the possession of any referenced Person or Persons which pertain to or have been or are utilized by such Person or Persons to administer, reflect, monitor, evidence or record information respecting the business or conduct of such Person or Persons including, without limitation, (a) all such records maintained on electronic or magnetic media and (b) in the case of the Companies, all such records and original documents respecting the Company Contracts as may be necessary to comply with any Applicable Law, including, without limitation, any and all records and original documents kept in accordance with, or filed pursuant to, any Securities Laws.

     "Revenue Run Rate" means, with respect to each account managed by any of the Companies (excluding, at the election of Bruce S. Sherman, any account opened after April 30, 2001 and prior to the date of this Agreement) on any date, the sum of (a) the annualized investment advisory fees for such account determined by multiplying the Adjusted Assets Under Management for such account at such date by the applicable annual base fee rate of PCM for such account at such date plus (b) the annualized performance compensation for such account in connection with the management of which any of the Companies is entitled to a Performance Fee determined by multiplying the Adjusted Assets Under Management for such account at such date by the applicable Performance Fee rate for such account at such date. For purposes of this definition, the "applicable annual base fee rate" for each account shall not include the effect of any performance-based adjustment to fees or any extraordinary revenue items, and shall be reduced to take account of any then-applicable fee waiver, expense reimbursement or rebate to any Person in connection with such account and the "applicable Performance Fee rate" for each relevant account shall be the percentage derived by dividing the aggregate performance-based compensation payable in respect of such account during the twelve month period prior to such date by the average amount of assets under management (and not the gains, if any, thereon) in such account in respect of which such performance-based compensation was payable. The calculation of the Revenue Run-Rate as of any given date after the date of this Agreement shall be made using the same methodology used in connection with the calculation of the Revenue Run-Rate as of the fifth Business Day prior to the date of this Agreement as set forth on
Schedule 3.18.

     For purposes of this definition, "Adjusted Assets Under Management" means, at any particular date, the amount in U.S. dollars of assets under management by any of the Companies in that account as of the close of business on the fifth Business Day prior to the date of the Agreement (based on the fair market value of assets calculated as of the fifth Business Day prior to the date of this Agreement in accordance with the terms of the Company Contract applicable to such account), as adjusted to include net cash flows (subscriptions, additions or contributions, withdrawals or redemptions and reinvestments, new accounts and terminated accounts) after the fifth Business Day prior to the date of this Agreement; provided, that (x) the U.S. dollar value of any additions or contributions of assets and any new accounts shall be measured at the time of the relevant addition or contribution or establishment of such new account and
(y) the U.S. dollar value of any withdrawal shall be measured by multiplying the dollar amount of the withdrawal by the fraction the numerator of which is the net asset value of the relevant account on the fifth Business Day prior to the date of this Agreement (after adjusting for the actual amount of any additions and withdrawals occurring after the fifth Business Day prior to the date of this Agreement and prior to the date of the withdrawal in question) and the denominator of which is the net asset value of such account, prior to giving effect to such withdrawal, on the date of such withdrawal; and provided further, that assets in existing or new accounts shall be treated as added or withdrawn at the date PCM receives written notice communicating an intention to add or withdraw such assets or open or terminate the applicable account (unless such notice has been revoked on or prior to the date of the relevant calculation). The calculation of Adjusted Assets Under Management as of any given date after the date of this Agreement shall be made using the same methodology used in connection with the calculation of Adjusted Assets Under Management for purposes of calculating the Revenue Run Rate as of the fifth Business Day prior to the date of this Agreement as set forth on Schedule 3.18.

     "Russell 2000 Index" means the CME Russell 2000 Stock Price Index.

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

     "S&P 500 Index" means Standard & Poor's 500 Composite Stock Price Index.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the United States Securities Act of 1933, as amended, and all rules and regulations of the SEC thereunder.

     "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; the securities or "blue sky" laws of any state or territory of the United States; the rules and regulations of the NASD; and the comparable laws, rules and regulations in effect in any other country.

     "Seller" means each or any one of PCMGP, MCC, Miles C. Collier, Bruce S. Sherman, or Gregg J. Powers individually, as the context may require, and "Sellers" means any two or more of them collectively, as the context may require.

     "Seller Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Companies or the businesses currently conducted by the Companies, taken as a whole, excluding effects attributable to (a) a deterioration in the United States securities markets, (b) declines in economic activity generally in the United States, Europe or Asia or (c) changes in the U.S. equity asset management industry generally that do not affect the Companies in a manner significantly different than other companies in the U.S. equity asset management industry.

     "SPSM" means SPS Management LLC.

     "Software" means all computer programs, software, databases, firmware and related documentation utilized by the referenced Person or Persons in their or its business.

     "Taxes" means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including, without limitation, governmental imposts, levies and other assessments) including, without limitation, all income, franchise, gains, capital, profits, gifts, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

     "Tax Return" means any return, report, information statement, schedule or other document (including, without limitation, any such document prepared on a consolidated, combined or unitary basis and also including any supporting schedules or attachments thereto) filed or required to be filed by any Person with respect to Taxes.

     "Transfer" means to sell, transfer, assign, convey, lease and/or deliver (other tenses of the term having similar meaning) or the sale, transfer, assignment, conveyance, lease and/or delivery, as indicated by the context (other than to Buyer or a Wholly Owned Subsidiary of Buyer).

     "Wholly Owned Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association, partnership, limited liability company or other business entity 100% of the Equity Interests of which is at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

     "Year Five Gross Revenues" means the Gross Revenues for the twelve months ending on the last day of the calendar month ending immediately prior to the month in which the fifth anniversary of the Closing occurs.

     "Year Six Gross Revenues" means the Gross Revenues for the twelve months ending on the last day of the calendar month ending immediately prior to the month in which the sixth anniversary of the Closing occurs.

     "Year Seven Gross Revenues" means the Gross Revenues for the twelve months ending on the last day of the calendar month ending immediately prior to the month in which the seventh anniversary of the Closing occurs.

     "Year Eight Gross Revenues" means the Gross Revenues for the twelve months ending on the last day of the calendar month ending immediately prior to the month in which the eighth anniversary of the Closing occurs.

     "Year Five Russell 2000 Index" "Year Six Russell 2000 Index," "Year Seven Russell 2000 Index" and "Year Eight Russell 2000 Index" means the Russell 2000 Index as of the specified anniversary of the Closing Date.

     "Year Five S&P 500 Index," "Year Six S&P 500 Index," "Year Seven S&P 500 Index " and "Year Eight S&P 500 Index" means the S&P 500 Index as of the specified anniversary of the Closing Date.

	  (b) The following terms shall have the meaning specified in the indicated section of this Agreement:


     Term                                 Section
     ----                                 -------
     AAA ..............................   Section 9.1
     Accounting Firm ..................   Section 2.2(d)
     Agreement ........................   Opening Paragraph
     Balance Sheets ...................   Section 3.3(b)
     Base Aggregate Revenue Run Rate...   Section 2.12
     Buyer ............................   Opening Paragraph
     Buyer Indemnified Party ..........   Section 7.1

     Term                                 Section
     ----                                 -------
     CCC ..............................   Opening Paragraph
     CCC Balance Sheets ...............   3.3(b)
     CCC Financial Statements .........   3.3(b)
     Closing Aggregate Revenue Run Rate   Section 2.12
     Covered Third Party Claim ........   Section 7.3(a)
     Covered Non-Third Party Claim ....   Section 7.4
     Direct Seller Losses .............   Section 7.1
     Employment Agreement .............   Section 2.10
     ERISA Affiliate ..................   Section 3.14(a)
     Escrow Agreement .................   Section 2.15
     Financial Statements .............   Section 3.3(b)
     First Available Date .............   Section 2.5
     Initial Payment ..................   Section 2.2(a)
     First Earnout Payment ............   Section 2.2(b)
     MCC ..............................   Opening Paragraph
     Non-Third Party Claim ............   Section 7.4
     Payment Dispute ..................   Section 2.2(d)
     Payment Dispute Notice ...........   Section 2.2(d)
     Payor ............................   Section 2.7
     PCM ..............................   Opening Paragraph
     PCMGP ............................   Opening Paragraph
     Permits ..........................   Section 3.4(a)
     Plan .............................   Section 3.14(a)
     Purchase Price Percentage ........   Section 2.3
     Representatives ..................   Section 9.2
     Revenue Sharing Agreement ........   Section 2.14
     Seller Indemnified Party .........   Section 7.2
     Second Earnout Payment ...........   Section 2.2(c)
     Tax Package ......................   Section 5.11
     Technology Systems ...............   Section 3.9(a)
     Termination Fee ..................   Section 8.4
     Third Party Claim ................   Section 7.3(a)
     Transfer Taxes ...................   Section 2.7

				  ARTICLE II

		  PURCHASE AND SALE; CLOSING; RELATED MATTERS

     Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions
		 -----------------
of this Agreement, each of the Sellers hereby agrees to sell to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer hereby agrees to purchase from each of the Sellers, the Equity Interests of each of PCM and CCC set forth opposite such Seller's name on Annex I hereto, and the Buyer agrees to pay the Sellers therefor the aggregate consideration set forth in
Section 2.2. The Equity Interests being purchased by Buyer hereunder shall be 100% of the issued and outstanding Equity Interests of PCM and CCC and Buyer shall not be obligated to purchase any Equity Interests unless it is obligated to purchase all such Equity Interests.

     Section 2.2 Purchase Price. The Purchase Price shall consist of the sum of
		 --------------
the following:

	     (a)     SIX HUNDRED AND EIGHTY-TWO MILLION DOLLARS
($682,000,000.00) subject to adjustment in accordance with Section 2.12 hereof, payable by wire transfer of immediately available funds at the Closing (the "Initial Payment").

	     (b) On a date no later than 60 days after the third anniversary of the Closing, Buyer shall pay the Sellers by wire transfer of immediately available funds a payment (the "First Earnout Payment," which shall be accompanied by a statement setting forth in reasonable detail the calculation of such payment) equal to the amount by which (i) the product of (A) 75% of Gross Revenues for the twelve months ending on the last day of the calendar month ending immediately prior to the month in which the third anniversary of the Closing occurs times (B) ten exceeds (ii) the Initial Payment; provided, however, that the aggregate amount payable pursuant to Section 2.2(a) and this
Section 2.2(b) shall in no event exceed ONE BILLION EIGHTY-TWO MILLION DOLLARS ($1,082,000,000.00).

	     (c) On a date no later than 60 days after the fifth anniversary of the Closing, Buyer shall deliver the Claw-Back Amount, if any, to the Escrow Account in accordance with Section 2.4 hereof and pay the Sellers by wire transfer of immediately available funds the amount, if any, by which the Second Earnout Payment (as hereinafter defined) exceeds THREE HUNDRED MILLION DOLLARS ($300,000,000), with the Second Earnout Payment being equal to the amount by which (i) the product of (A) 75% of Year Five Gross Revenues times (B) nine exceeds (ii) the sum of the Initial Payment plus the First Earnout Payment (the "Second Earnout Payment," which shall be accompanied by a statement setting forth in reasonable detail the calculation of such payment); provided, however, that the aggregate amount payable pursuant to Sections 2.2(a) and (b) and this
Section 2.2(c) shall in no event exceed ONE BILLION THREE HUNDRED EIGHTY-TWO MILLION DOLLARS ($1,382,000,000.00).

	     (d) If either Representative desires to dispute the calculation of the Initial Payment, the First Earnout Payment, the Second Earnout Payment or any payment under Section 2.15 (a "Payment Dispute"), then not later than 30 days following the relevant payment date, such Representative shall deliver to Buyer and the other Representative a notice (the "Payment Dispute Notice") describing in reasonable detail such Representative's objections to the calculation of the disputed payment. Buyer and the Representatives shall in good faith attempt to resolve any such Payment Dispute within 30 days following delivery to Buyer of the Payment Dispute Notice. In the event that Buyer and the Representatives are unable to resolve any such Payment Dispute within such 30 day period, such Payment Dispute shall be submitted for resolution to a certified public accounting firm of national standing (an "Accounting Firm") mutually acceptable to Buyer and the disputing Representative(s) or, if Buyer and such Representative(s) are unable to agree on a single Accounting Firm, the Buyer, on the one hand, and the disputing Representative(s), on the other hand, shall select an Accounting Firm and such Accounting Firms shall, by mutual agreement, select a third Accounting Firm to which such Payment Dispute shall be submitted for resolution. Buyer and the Representative(s) shall use reasonable efforts to cause the designated Accounting Firm to resolve such Payment Dispute as soon as practicable after the designation of such Accounting Firm, and such Accounting Firm's resolution of such Payment Dispute shall be final and binding. The fees and expenses of such Accounting Firm(s) shall be shared equally by the Sellers participating in the referral to the Accounting Firm, on the one hand, and Buyer, on the other hand. If such determination results in an increase in a payment to Sellers or a decrease in a payment to Buyer, Buyer shall promptly pay such amount to the Sellers, together with interest thereon from the relevant payment date at the rate of LIBOR plus 1%, to each Seller in accordance with the Earnout Payment allocation provisions of Annex II hereto. If such determination results in a decrease in a payment previously made to the Sellers, the Sellers shall promptly pay such amount to Buyer, together with interest thereon from the relevant payment date at the rate of LIBOR plus 1%, in accordance with the Earnout Payment allocation provisions of Annex II hereto.

     Section 2.3 Purchase Price Percentages. The first ONE HUNDRED THREE MILLION
		 --------------------------
EIGHT HUNDRED NINETY THOUSAND TWO HUNDRED NINE DOLLARS ($103,890,209) shall be paid to each Seller in the amount set forth opposite such Seller's name on the Annex II hereto under the heading "Specific Initial Payment Amount". The remaining portion of the Purchase Price payable on the Closing Date or any other date to any Seller or into the Escrow Account for the account of any Seller shall be the product of the percentage set forth opposite such Seller's name under the column of the heading "Purchase Price Percentage" corresponding to such payment on the schedule furnished by the Sellers and attached as Annex II hereto (each a "Purchase Price Percentage" and collectively the "Purchase Price Percentages") times the aggregate amount (less, in the case of the Initial
	      -----
Payment, without double-counting the amount paid in accordance with the preceding sentence) of the portion of the Purchase Price payable on such date.

     Section 2.4 Payment Instructions. Each payment to a Seller under this
		 --------------------
Article II or Section 5.14 hereof shall be made by wire transfer of immediately available funds to an account of such Seller the details of which shall have been provided to Buyer by such Seller at least 3 Business Days prior to the date such payment is due; provided, however, that with respect to the Second Earnout Payment, an amount equal to the Claw-Back Amount shall be paid into the Escrow Account.

     Section 2.5 The Closing. The Closing shall take place (i) at the office of
		 -----------
Sidley Austin Brown & Wood LLP, One World Trade Center, New York, New York 10048 at 10:00 a.m., New York City time, as soon as practicable (but in any event no later than three Business Days) after the later of July 1, 2001 and the date on which the last of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance herewith (other than any conditions which can only be fulfilled at the Closing) (the later of such dates, the "First Available Date"); provided, however, that, if as of the First Available Date Buyer determines, based on the advice of any of Buyer's placement agents or underwriters, as applicable, that the then current conditions in the convertible debt or debt capital markets are such as to make it advisable for Buyer to defer the closing of any sale of its debt or convertible debt securities for up to ten Business Days, Buyer may advise the Sellers in writing on or prior to the First Available Date that it has decided to postpone the Closing for a period specified in such notice (in no event to exceed 10 Business Days after the First Available Date) and the Sellers hereby agree to any such postponement or (ii) at such other time and place and/or on such other date as Buyer and the Representatives may agree.

     Section 2.6 Further Assurances. The Sellers shall, from time to time after
		 ------------------
the Closing, at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Equity Interests in PCM and CCC purchased by Buyer hereunder. The Sellers and Buyer shall, from time to time after the Closing, at the request of any party and without further consideration, take such other action as may be required to fully implement the provisions of this Agreement required to be implemented at that time. Any out-of-pocket expenses incurred by any of the Sellers or Buyer in the course of complying with this Section 2.6 shall be shared equally by the Sellers, on the one hand, and Buyer, on the other hand.

     Section 2.7 Transfer Taxes. All sales, use, transfer, recording, ad
		 --------------
valorem, privilege, documentary, gains, stamp, duties or similar Taxes and fees (collectively, the "Transfer Taxes"), arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid one-half by Buyer and one-half by the Sellers. The Person having primary legal responsibility for the payment of any particular Transfer Tax (the "Payor") shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated.

     Section 2.8 Substitution. Buyer may substitute any one or more Wholly Owned
		 ------------
Subsidiaries of Buyer for itself to perform some or all of the obligations of Buyer under this Article II, each of which shall thereupon be treated as Buyer for all purposes under this Article II (other than the definitions of Gross Revenues and PCM Holdings) and the term "Buyer" shall thereafter be deemed to refer to each such Wholly Owned Subsidiary and to Buyer, or to any one or more of them individually or any two or more of them collectively, as the context may require. Buyer agrees that it shall be jointly and severally responsible for all obligations of each of its Wholly Owned Subsidiaries substituted for Buyer hereunder.

     Section 2.9 Deliveries and other Actions in connection with the Closing.
		 -----------------------------------------------------------

	     (a) Immediately prior to the Closing, PCM (or a Wholly Owned Subsidiary of PCM) shall be admitted as the sole general partner and/or the sole special limited partner, as the case may be, of each of the Funds in substitution for PVEP, CFSI, SPSM and MCC, as applicable. For the avoidance of doubt, Buyer hereby expressly agrees and acknowledges that PVEP, CFSI, SPSM and MCC shall retain all of their respective rights, title and interests in and to their respective capital accounts maintained in their respective names by the Funds and normal limited partner allocations and distributions with respect thereto and that the substitutions contemplated by this Section 2.9(a) shall not give rise to any Encumbrance on such capital accounts in favor of Buyer.

	     (b) At the Closing, (i) Buyer or a Wholly Owned Subsidiary of Buyer shall be shown on the books and records of PCM as the sole limited partner of PCM in substitution for MCC, Bruce S. Sherman, and Gregg J. Powers, and Buyer or a Wholly Owned Subsidiary of Buyer shall be admitted as the sole general partner of PCM in substitution for PCMGP; (ii) Miles C. Collier shall deliver to Buyer stock certificates representing all of the capital stock of CCC, together with stock powers duly endorsed in blank, and such other documents, certificates and instruments as Buyer shall reasonably request; and (iii) Buyer shall deliver to the Sellers the Initial Payment.

     Section 2.10 Employment Agreements. Simultaneously with the execution and
		  ---------------------
delivery hereof, each of the Persons set forth on Schedule 2.10 and PCM have executed and delivered an Employment Agreement for a term commencing on the Closing Date in the form set forth as Annex III hereto as the same may be modified by written consent of the parties thereto prior to the Closing (each an "Employment Agreement").

     Section 2.11 Section 338(h)(10) Election.
		  ---------------------------

	     (a) Buyer and Miles C. Collier shall join in an election to have the provisions of Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and similar provisions of state law ("Section 338(h)(10) Election") apply to the acquisition of the Equity Interests in CCC hereunder. Buyer and Miles C. Collier shall be jointly responsible for the preparation and filing of such election. Buyer shall execute and deliver to Miles C. Collier and Miles C. Collier shall execute and deliver to Buyer such documents and forms (including Section 338 Forms, as defined below) as each shall reasonably request or as are required by applicable law for an effective Section 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, IRS form 8023 (together with any schedules or attachments thereto) that is required pursuant to Treasury Regulations.

	     (b) In connection with the Section 338(h)(10) Election, Sellers and Buyer agree that the portion of the Purchase Price attributable to the acquisition of the Equity Interests in CCC hereunder shall be in the amount set forth on Annex IV hereto. Miles C. Collier and Buyer shall agree as promptly as practicable and in any event prior to the Closing on the allocation of the portion of the Purchase Price attributable to the acquisition of the Equity Interests in CCC hereunder among the assets of CCC in accordance with Section 1060 of the Code and applicable Treasury Regulations.

     Section 2.12 Initial Payment Adjustment. In the event the Aggregate Revenue
		  --------------------------
Run Rate as of the fifth Business Day prior to the Closing Date (the "Closing Aggregate Revenue Run Rate") is less than 95% of the Aggregate Revenue Run Rate as of the fifth Business Day prior to the date of this Agreement (the "Base Aggregate Revenue Run Rate"), the Initial Payment shall be reduced by an amount equal to the product of (a) $682,000,000 times (b) a number equal to .95 minus
					 -----                           -----
the quotient (calculated to six decimal places) of the Closing Aggregate Revenue Run Rate divided by the Base Aggregate Revenue Run Rate; provided, however, that
							 --------  -------
in no event shall the Initial Payment be reduced below $579,700,000.

     Section 2.13 Revenue Sharing Agreement. Simultaneously with the execution
		  -------------------------
and delivery hereof, Buyer, PCM Holdings, PCM, CCC, Bruce S. Sherman and Gregg
J. Powers have executed and delivered a Revenue Sharing Agreement to be effective on the Closing Date in the form set forth as Annex V hereto as the same may be modified by written consent of the parties thereto prior to the Closing (the "Revenue Sharing Agreement").

     Section 2.14 Escrow Agreement. If it becomes likely that a Second Earnout
		  ----------------
Payment will be due, Buyer and the Sellers will, promptly following the fifth anniversary of the Closing, enter into an Escrow Agreement, to be effective if and when payment is made of the Second Earnout Payment, in the form set forth as Annex VI hereto as the same may be modified by written consent of the parties thereto (the "Escrow Agreement") with an escrow agent chosen by Buyer and reasonably acceptable to the Representatives.

     Section 2.15 Claw-Back.
		  ---------

	     (a) In the event that (i) 50% of the sum of (A) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Six S&P 500 Index divided by
								   ------- --
(2) the Year Five S&P 500 Index plus (B) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Six Russell 2000 Index divided by (2) the Year Five
					     ------- --
Russell Index exceeds (ii) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (A) the Year Six Gross Revenues divided by (B) the Year Five Gross Revenues by more than 33 and a percentage points then, no later than 60 days after the sixth anniversary of the Closing Date, each Seller shall pay Buyer, from the Escrow Account, an amount equal to the product of (iii) the Claw-Back Amount times (iv)
								      -----
 .25 times (v) such Seller's Purchase Price Percentage with respect to the
    -----
Earnout Payments.

	     (b) In the event that (i) 50% of the sum of (A) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Seven S&P 500 Index divided by
								     ------- --
(2) the Year Six S&P 500 Index calculated to the nearest one ten thousandth of a percent plus (B) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Seven Russell 2000 Index divided by (2) the Year Six Russell 2000 Index exceeds
(ii) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (A) the Year Seven Gross Revenues divided by (B) the Year Six Gross Revenues by more than 33 and a
	 ------- --
percentage points then, no later than 60 days after the seventh anniversary of the Closing Date, each Seller shall pay Buyer, from the Escrow Account, an amount equal to the product of (iii) the Claw-Back Amount times (iv) .25 times
							  -----          -----
(v) such Seller's Purchase Price Percentage with respect to the Earnout
Payments.

	     (c)     In the event that (i) 50% of the sum of (A) the
quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Eight S&P 500 Index divided by (2) the Year Seven S&P 500 Index (calculated to the nearest one ten
------- --
thousandth of a percent) plus (B) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the Year Eight Russell 2000 Index divided by (2) the Year Seven Russell 2000 Index exceeds (ii) the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (A) the Year Eight Gross Revenues divided by (B) the Year Seven Gross
					   ------- --
Revenues by more than 33 and a percentage points and the calculation contemplated by clause (ii) of Section 2.15(d) yields an amount greater than 15 percentage points then, no later than 60 days after the eighth anniversary of the Closing Date, each Seller shall pay Buyer, from the Escrow Account, an amount equal to the product of (iii) the Claw-Back Amount times (iv) .5 times
							  -----         -----
(v) such Seller's Purchase Price Percentage with respect to the Earnout
Payments.

	     (d) In the event that (i) the operation of Section 2.15(a) and/or Section 2.15(b) results in a payment by the Sellers to the Buyer and (ii) the amount, if any, by which (A) 50% of the sum of (1) 100% plus (if an excess) or minus (if a shortfall) one-third of the excess over 100% or the shortfall below 100% of the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (x) the Year Eight S&P 500 Index divided by (y) the Year Five S&P 500 Index plus (2) 100% plus (if an excess) or minus (if a shortfall) one-third of the excess over 100% or the shortfall below 100% of the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (x) the Year Eight Russell 2000 Index divided by (y) the Year Five Russell 2000 Index exceeds (B)100% plus (if an excess) or minus (if a shortfall) the excess over 100% or the shortfall below 100% of the quotient (expressed as a percentage calculated to the nearest one ten thousandth of a percent, with one equaling 100%) of (1) the quotient of the sum of the Year Six Gross Revenues, Year Seven Gross Revenues and Year Eight Gross Revenues divided by three divided by (2) the Year Five Gross Revenues is less than or equal to 33 and a percentage points then, no later than 60 days after the eighth anniversary of the Closing Date, Buyer shall pay to each Seller an amount equal to the sum of the payments previously made by such Seller to Buyer pursuant to Section 2.15(a) and/or
Section 2.15(b).

				   ARTICLE III

			REPRESENTATIONS AND WARRANTIES OF
				   THE SELLERS

     Except as set forth in writing in a Schedule referencing the appropriate section, subsection or clause of this Article III and delivered to Buyer on or prior to the date hereof, each Seller represents and warrants to Buyer as follows:

     Section 3.1 Organization of the Companies and Related Matters;
		 --------------------------------------------------
Capitalization. (a) Each of the Companies, ICMI, PCLG, and each of the Funds has
--------------
been duly organized as a corporation, limited liability company or limited partnership, as the case may be, and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Companies, ICMI, PCLG and each of the Funds has full corporate or other power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect. The organizational documents and operating or partnership agreements of each of PCM, CCC, ICMI, PCLG and each of the Funds and any amendments thereto, complete and correct copies of each of which as in effect on the date hereof have heretofore been made available to Buyer, have been filed with or notified to all applicable Governmental Authorities to the extent required by Applicable Law.

	     (b) All of the Equity Interests in each of PCM and CCC are duly and validly authorized, issued, outstanding, fully paid, nonassessable (other than the general partner interest in PCM) and owned of record and beneficially by such Seller on the date of this Agreement as set forth on Annex I hereto free and clear of any Encumbrances. All of the Equity Interests in ICMI are duly and validly authorized, issued, outstanding, fully paid, nonassessable and owned of record and beneficially by MCC free and clear of any Encumbrances. All of the Equity Interests in PCLG are duly and validly authorized, issued, outstanding, fully paid, nonassessable and owned of record and beneficially by PCM free and clear of any Encumbrances. Upon the transfer of the Equity Interests in ICMI to PCM Holdings immediately after the Closing, PCM Holdings will have good and valid title to such Equity Interests in ICMI free and clear of any Encumbrances other than Permitted Encumbrances. None of PCM, CCC or ICMI is subject to any obligation, contingent or otherwise, to issue any Equity Interests to any Person, there are no Equity Interests in PCM or CCC reserved for issuance for any purpose and there are no outstanding bonds, notes or other indebtedness having the right to vote on any matters on which Sellers may vote their Equity Interests in PCM or CCC. Neither PCM nor CCC has any subsidiaries. Neither PCM nor CCC owns any Equity Interests other than Equity Interests issued by the Funds or by a Wholly Owned Subsidiary of such Company or short-term high quality money market securities. None of the Equity Interests in PCM or CCC have been issued in violation of any Applicable Law. Upon its admission as the sole general partner and/or special limited partner, as the case may be, of each of the Funds in substitution for PVEP, CFSI, SPSM or MCC, as applicable, PCM or a Wholly Owned Subsidiary of PCM will have good and valid title to such Equity Interests in such Funds, free and clear of any Encumbrances. Upon the delivery of and payment for a Seller's Equity Interests in PCM and/or CCC, as the case may be, at the Closing, as provided for in this Agreement, Buyer will acquire good and valid title to such Seller's Equity Interests in PCM and/or CCC, as the case may be, free and clear of any Encumbrances.

     Section 3.2 Authority; No Violation; Consents.
		 ---------------------------------

	     (a) Each of PCM, CCC and such Seller, as applicable, has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of each of PCM, CCC and such Seller, as applicable, and no other proceedings on the part of any of PCM, CCC or such Seller, as applicable, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of PCM, CCC and such Seller. The Persons who executed this Agreement on behalf of PCM, CCC and such Seller, as applicable, have been duly authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of PCM, CCC and such Seller, enforceable against each of them in accordance with its terms, except as enforcement hereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

	     (b) Neither the execution, delivery and performance of this Agreement by any of PCM, CCC or such Seller nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which has not been expressly waived) under, or the creation of any Encumbrance upon any of the Assets of PCM or CCC or the Equity Interests in the Funds (other than Permitted Encumbrances) or any of the Equity Interests in PCM or CCC under any of the terms, conditions or provisions of, (x) the organizational documents of PCM, CCC or any of the Funds or, if applicable, such Seller, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PCM, CCC or such Seller is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law except, in the case of clauses (i)(y) and (ii) above, solely with respect to the Assets of PCM or CCC or the Equity Interests in the Funds, for such violations, conflicts, breaches, defaults, terminations or accelerations or Encumbrances that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

	     (c) No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority that has not been obtained or made is necessary for the consummation by the Companies or such Seller of any of the transactions contemplated by this Agreement.

     Section 3.3 Books and Records; Financial Statements; Liabilities. (a) Each
		 ----------------------------------------------------
of the Companies and each of the Funds has at all times since December 31, 1998 or its date of formation, whichever is later, maintained Records which accurately reflect all its material transactions in reasonable detail.

	     (b) The Sellers have previously delivered or caused to be delivered to Buyer copies of balance sheets and income statements of PCM as of December 31, 2000 compiled from the records of PCM and its predecessors (the balance sheets and income statements above being referred to collectively as the "Financial Statements" and the December 31, 2000 balance sheets as the "Balance Sheets"). The balance sheets referred to in the previous sentence fairly present in all material respects the financial position of PCM as of the date thereof, and the other Financial Statements fairly present in all material respects the results of the operations of PCM for the respective periods therein set forth. The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis. The Sellers have previously delivered or caused to be delivered to Buyer copies of audited balance sheets and income statements for CCC as of and for the periods ended December 31, 1998, 1999 and 2000 compiled from the records of CCC (the balance sheets and income statements above being referred to collectively as the "CCC Financial Statements" and the balance sheets as the "CCC

Balance Sheets"). The CCC Balance Sheets referred to in the previous sentence fairly present in all material respects the financial position of CCC as of the dates thereof, and the other CCC Financial Statements fairly present in all material respects the results of the operations of CCC for the respective periods therein set forth. The CCC Financial Statements have been prepared in conformity with GAAP applied on a consistent basis.

	     (c) Except for (i) liabilities that are fully reflected or reserved against in the Balance Sheets or the CCC Balance Sheets, (ii) liabilities incurred since the date of the Balance Sheets in the case of PCM or the CCC Balance Sheets in the case of CCC which are recurrent in the Ordinary Course of Business or which are not in the aggregate material to the business or operations of PCM and CCC and (iii) liabilities the incurrence of which is expressly permitted by this Agreement or authorized by Buyer in writing, neither PCM and CCC has any material liabilities, whether absolute, accrued, contingent or otherwise.

     Section 3.4 Compliance with Applicable Law. (a) Each of the Companies, each
		 ------------------------------
of the Funds, each employee of each of them and such Seller holds, and has at all pertinent times held, all licenses, registrations, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of such Companies and the Funds and the conduct of their respective businesses under and pursuant to every, and is in compliance with each, and are not in default under any, Applicable Law relating to any of them or any of their respective assets, properties or operations except for those licenses, franchises, permits, qualifications and authorizations, the absence of which, and except for those non-compliances and defaults which, individually or in the aggregate, would not have a Seller Material Adverse Effect, and such Seller does not know of any violations of any of the above and has not received notice asserting any such violation. All such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

	     (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of PCM, CCC and the Funds, no Governmental Authority has at any time during the past five years initiated or, to such Seller's knowledge, threatened any proceeding or investigation into the business or operations of any of them with respect to the business of PCM, CCC and the Funds or any of their officers, directors, employees, shareholders or partners in their capacity as such. There is no unresolved violation, deficiency, or exception by any Governmental Authority with respect to any examination of PCM, CCC or the Funds.

	     (c) PCM has and, to the extent any such agreement to which PCM is a party was assigned to PCM by an Affiliate of PCM, each such Affiliate has, at all times since December 31, 1996, rendered investment advisory services to its investment advisory clients with whom it is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients pursuant to such agreements, the limited partnership agreements of the Funds, private placement memoranda or other offering materials and Applicable Law. The assignment of investment advisory agreements by MCC-PCM to PCM in 2000 was not an assignment for purposes of the Advisers Act by reason of Rule 202(a)(1)-1 thereunder.

			   (d)      CCC has at all times since December 31,
1996, rendered brokerage services to its clients with whom it is or was a party to a brokerage agreement or similar arrangement in material compliance with the terms of such agreements and Applicable Law. Without limiting the generality of the foregoing, CCC is duly registered with the SEC and all 50 states, the Commonwealth of Puerto Rico and The District of Columbia as a broker-dealer.

			   (e)      PCM, CCC and each of the Funds timely has
filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority (including, without limitation, on Forms X-17A-5,U-4, BD and ADV), in a form which was accurate in all material respects and appropriately responsive in all material respects to the requirements of Applicable Law and has paid all fees and assessments due and payable in connection therewith except failures to so file or pay which, individually or in the aggregate, would not have a Seller Material Adverse Effect. CCC's most recent Form X-17A-5, as filed with the NASD, accurately sets forth CCC's net capital on the date reported. CCC is not subject to any restriction on its activities (other than those restrictions provided for generally in the Exchange Act or the rules and regulations of the NASD).

			   (f)      As of their respective dates, the
Governmental Documents of PCM, CCC and the Funds complied in all material respects with the requirements of the Securities Laws applicable to such Governmental Documents. The Sellers have previously made available to Buyer a complete copy of each Governmental Document filed by any of the foregoing entities since December 31, 1996 and prior to the date hereof.

		  Section 3.5 Ineligible Persons. None of PCM, CCC, such Seller
			      ------------------
or any of the officers, directors or employees of or any person associated (as such term is defined in Section 3(a)(18) of the Exchange Act) with PCM or CCC has had imposed or, to the knowledge of such Seller, is threatened by the SEC or the NASD with, any (A) censure, (B) limitation on otherwise authorized activities, functions, or operations, (C) suspension or (D) revocation, in each case pursuant to Section 203 of the Advisers Act or Section 15(b)(4) of the Exchange Act or the rules and regulations of the NASD, as the case may be. None of PCM, CCC, such Seller or any of the officers, directors or employees of PCM or CCC is (A) a person described in Section 9(a)(1), (2) or (3) of the Investment Company Act, or (B) subject to a statutory disqualification (as such term is defined in Section 3(a)(39) of the Exchange Act).

		  Section 3.6 Assets Under Management. The aggregate amount of
			      -----------------------
assets under management by the Companies as of March 31, 2001, the amount of assets under management by the Companies for each account and for each of the Funds, together with the Revenue Run Rate for each such account or Fund as of the fifth Business Day prior to the date of this Agreement, and any material fee adjustments or waivers ($25,000 or more on an annualized basis) are accurately set forth in Schedule 3.6 hereto. There are no agreements or understandings in effect pursuant to which any of the Companies has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees, profit allocations or charges payable by or allocable from any of their clients (including the Funds) or any limited partners in the Funds in excess of $10,000 per client or limited partner and $500,000 in the aggregate on an annualized basis. No current client of PCM for which it manages more than $10 million or current limited partner of any of the Funds whose capital account exceeds $10 million has expressed an intention since June 30, 2000 and prior to the execution of this Agreement to terminate or substantially reduce its relationship with PCM or make substantial withdrawals from its capital account, no current client or limited partner has expressed such an intention in writing during such period and on the date hereof such Seller has no reason to believe any such client or limited partner will terminate or substantially reduce its relationship with the Companies or make substantial withdrawals from its capital account, as the case may be.

		  Section 3.7 Title. Neither PCM nor CCC owns any real property.
			      -----
Each of PCM and CCC has good and marketable title to, or the right to use, all of its Assets which are necessary, and such Assets are sufficient, to conduct its business as conducted currently and CCC has good and insurable leasehold interests in all of the Leased Properties, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The only Operating Sites are the Leased Properties.

		  Section 3.8 Company Contracts. Schedule 3.8 lists under
			      -----------------
separate headings, and the Sellers have made available to Buyer copies of: (a) each Company Contract that is not cancellable without penalty by the Company party thereto upon 90 days or less notice or that involves the receipt or payment by such Company in the prior fiscal year (or is reasonably likely to involve the receipt or payment by such Company in the current fiscal year) of an amount in excess of $250,000 or (b) each Company Contract (other than investment advisory agreements, the limited partnership agreements of the Funds and agreements for the provision of brokerage services) with one or more of the Sellers or members of their Immediate Families or entities in which any of them has greater than a 5% equity interest, and (c) each other Company Contract material to the business, governance, operations or financial condition of PCM and CCC, taken as a whole. The Sellers have made available to Buyer copies of all sales, marketing and account solicitation agreements and marketing arrangements in use by the Companies with respect to their investment advisory businesses and the Funds. Each of PCM, CCC and, to the knowledge of such Seller, each other party to such Company Contracts has performed all its material obligations under each Company Contract listed on Schedule 3.8, in each case, to the extent that such obligations have accrued; and no breach or default, alleged breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a breach or default thereunder, or would permit termination or acceleration thereof by any party thereto, has occurred, or, as a result of this Agreement or the performance by such Company of any of its covenants or obligations hereunder, will occur except for those failures to perform or those actual or alleged breaches or defaults which, individually or in the aggregate, would not have a Seller Material Adverse Effect. None of the Company Contracts limits the freedom of PCM or CCC to compete in any line of business or with any Person and none of PCM or CCC is subject to any requirement of exclusive dealing with any other Person anywhere in the world or with respect to any product. Each Company Contract has been duly and validly authorized, executed and delivered by the Company which is a party thereto and, assuming the due authorization, execution and delivery of such Company Contract by the other party or parties thereto, constitutes the legal, valid and binding obligation of each such other party thereto, enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

		  Section 3.9 Technology and Intellectual Property.
			      ------------------------------------

			   (a)      The electronic data processing, information,
recordkeeping, communications, telecommunications, portfolio trading and computer systems and Intellectual Property (including Software) which are used by PCM or CCC in their respective businesses (collectively, the "Technology Systems") are adequate for their intended use and for the operation of such businesses as currently operated. One or more of PCM or CCC owns or has the right to use all components of the Technology Systems that are reasonably necessary to the normal operations of their respective businesses as currently conducted by them. There has not been any material malfunction with respect to any of the Technology Systems since December 31, 1996 that has not been remedied or replaced in all material respects. The completion of the transactions contemplated by this Agreement will not materially alter or impair the ownership or right of PCM or CCC to use the components of the Technology Systems. No trade secret, know how, model, process, formula, database or Software created by any of PCM or CCC included in the Intellectual Property of PCM or CCC has been disclosed or authorized to be disclosed to any third-party other than for use in connection with the businesses of PCM and CCC or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of PCM and CCC in and to such matters.

			   (b)      All Intellectual Property registrations
owned by PCM or CCC are valid and subsisting, are held in the name of PCM or CCC and validly maintained. No Intellectual Property application or registration owned by PCM or CCC is the subject of any pending, existing or threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before any registration authority in any jurisdiction. The conduct of the businesses of PCM and CCC does not infringe upon any intellectual property right owned or controlled by any third-party. There are no claims, proceedings or actions pending or, to the best of such Seller's knowledge, threatened, and none of PCM or CCC has received any notice of any claim or suit (i) alleging that their respective activities infringe upon or constitute the unauthorized use of the proprietary rights of any third-party or
(ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or controlled by any of PCM or CCC, nor is there, to the best of such Seller's knowledge, a valid basis for any such claim or suit. To the best of such Seller's knowledge no third-party is infringing upon any Intellectual Property owned by PCM or CCC, and no such claims have been made by PCM or CCC.

		  Section 3.10 Legal Proceedings. None of the Companies or any
			       -----------------
of the Funds or the partners, directors, officers or employees of any of the Companies is a party to any, and there are no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to such Seller's knowledge, threatened against any of them or any of their respective properties or assets relating to the business of PCM, CCC or the Funds, or that challenges the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the consummation of such transactions and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon any of them or any of their respective properties, Assets, partners, members, managers, directors, officers or employees relating to the business of PCM, CCC or the Funds.

		  Section 3.11 Taxes and Tax Returns.
			       ---------------------

			   (a)      Each of PCM and CCC has (i) timely filed
with the appropriate taxing authority all material Tax Returns required by Applicable Law to be filed by it on or before the date hereof, taking into account any extensions of the time within which to file such returns, and all such Tax Returns are true, complete and correct in all material respects and
(ii) has paid all material Taxes due and payable by it.

			   (b)      Each of PCM and CCC has complied in all
material respects with all Applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under all Applicable Laws.

			   (c)      Neither PCM nor CCC has executed or filed
with the IRS or any other Tax authority any agreement, consent, waiver or other document extending, or having the effect of extending, the period for the assessment or collection of any material Taxes.

			   (d)      There are no Encumbrances for Taxes upon any
of the Assets of either of PCM or CCC other than Encumbrances for Taxes not yet due or payable.

			   (e)      No power of attorney (or other document
granting another Person the authority to act as agent with respect to any matter relating to Taxes) which is currently in force has been granted by either of PCM or CCC with respect to any matter relating to Taxes.

			   (f)      Neither PCM nor CCC is a party to or bound
by any agreement, contract, commitment or arrangement providing for the allocation or sharing or indemnification of any Taxes or has any liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract, commitment or arrangement.

			   (g)      There are no pending claims, audits, suits,
proceedings or investigations against or with respect to either of PCM or CCC with respect to any Taxes or Tax Returns, and no written notification has been received by either of PCM or CCC that such a claim, audit, suit, proceeding or investigation is pending or threatened.

			   (h)      PCM and each of the Funds has been properly
treated as a "partnership" under the Code and the Treasury Regulations for all periods ending on or prior to the date hereof.

			   (i)      CCC currently has in effect a valid election
pursuant to Section 1362(a) of the Code to be treated as an "S corporation" for federal income tax purposes.

		  Section 3.12 Insurance. One or more of PCM or CCC maintains
			       ---------
with reputable insurers such worker's compensation, comprehensive property and casualty, liability, errors and omissions, fidelity and other insurance as is described on Schedule 3.12 hereto, which insurance is, in the reasonable opinion of the Sellers, sufficient for the operation of the business of PCM and CCC as currently conducted. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

		  Section 3.13 Labor and Employment Matters.
			       ----------------------------

			   (a)      None of PCM or CCC is delinquent in any
material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and in the event of termination of the employment of any employee of any of PCM or CCC, none of PCM or CCC will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

			   (b)      Since December 31, 1996, none of PCM or CCC
or any Affiliate to whose business any of them has succeeded has had any claim made against it by any Person before any Governmental Authority in respect of employment with it for discrimination or harassment on account of sex, race or other characteristic protected by law and there are no such proceedings pending or, to such Seller's knowledge, threatened.

		  Section 3.14 Benefit Plan Obligations. (a) Schedule 3.14(a)
			       ------------------------
contains a true and complete list of each compensation, commission, bonus, deferred compensation, incentive compensation, equity purchase, equity option, and other equity-based award plan, program, agreement or arrangement; each severance, employment, retention, consulting or termination plan, program or agreement; each hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, pension and other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), in each case, that as of the date hereof is sponsored, maintained, or contributed to or required to be contributed to by PCM or CCC or any ERISA Affiliate (as defined below) for the benefit of any employee or former employee of PCM or CCC (the "Plans"). For purposes of this Agreement, "ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with any of PCM or CCC would be deemed a "single employer" within the meaning of section 4001(b) of ERISA. With respect to each Plan, the Sellers have heretofore delivered or made available to Buyer true and complete copies of each of the following documents: (i) a copy of the Plan and any amendments thereto; (ii) a copy of the most recent annual report on Internal Revenue Service Form 5500; (iii) a copy of the most recent Summary Plan Description (including supplements) required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and (v) the most recent determination letter or pending determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. Each Plan may be modified or terminated by PCM or CCC, or the applicable ERISA Affiliate, in accordance with the terms thereof, without liability to PCM or CCC, or the applicable ERISA Affiliate, subject only to claims filed or occurred prior to such modification or termination and the restrictions imposed by the Code and ERISA.

			   (b)      None of PCM or CCC or any ERISA Affiliate
(i) has ever maintained any Plan which has been subject to Section 412 of the Code, Title IV of ERISA or any similar law of any other jurisdiction or (ii) has ever provided or agreed to provide health care or any other welfare benefits (as described in Section 3(1) of ERISA) to any employees after their employment is terminated (other than as required by part 6 of Subtitle B of title I of ERISA or any similar law of any other jurisdiction).

			   (c)      No Plan is a "multi-employer pension plan,"
as defined in section 3(37) of ERISA, a multiple employer plan within the meaning of Section 413 of the Code or a welfare benefit fund as defined in
Section 419 of the Code.

			   (d)      Each Plan has been operated in all material
respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. Each Plan which is intended to be "qualified" within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter to such effect, and no event has occurred and no condition exists that could reasonably be expected to cause or result in the revocation of such determination letter. No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Plan. Any Plan previously terminated by PCM or CCC or any ERISA Affiliate was terminated in accordance with its terms and all applicable law, including but not limited to ERISA and the Code.

			   (e)      To the knowledge of such Seller, there is no
matter pending with respect to any of the Plans before any Governmental Authority. There are no pending or, to the knowledge of such Seller, threatened or anticipated actions, suits, or claims by or on behalf of any Plan, by any employee or beneficiary covered thereunder, or otherwise involving any such Plan (other than routine claims for benefits).

		  Section 3.15 No Broker. Other than Goldman, Sachs & Co., whose
			       ---------
fees shall be paid by the Sellers, no broker, finder or similar intermediary has acted for or on behalf of any of the Companies or such Seller, or is entitled to any broker's, finder's or similar fee or other commission from any of the Companies or such Seller in connection with this Agreement or the transactions contemplated hereby.

		  Section 3.16 Absence of Changes. Since December 31, 2000, the
			       ------------------
Companies have not suffered any Seller Material Adverse Effect and, except as expressly contemplated by this Agreement, none of the Companies or any of the Funds has taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of Section 5.1(a) hereof.

		  Section 3.17 Additional Representations Regarding the Funds.
			       ----------------------------------------------

			   (a)      Except with respect to the Funds, none of
the Companies acts or during the past five years has acted as the sponsor, general partner, managing member, trustee, investment manager or investment adviser, or in any capacity similar to any of the foregoing, with respect to any vehicle for collective investment (in whatever form of organization, including, without limitation, in the form of a corporation, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing, but excluding any such vehicle for collective investment as to which any of them has acted or acts solely in a subadvisory capacity).

			   (b)      True, correct and complete copies of the
offering documents, subscription agreements, administrative services agreements, distribution agreements, solicitation agreements and custody agreements, as applicable, or any similar agreements, in any case pertaining to the Funds and used since December 31, 1996 have been made available to Buyer. Such offering documents did not, at any time such offering documents were made available to investors or prospective investors in the Funds, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

			   (c)      True, correct and complete copies of the
audited financial statements of each of the Funds for the fiscal years completed on or after December 31, 1998 or its inception, whichever is later, through its most recent fiscal year ended on or prior to March 31, 2001 have been made available to Buyer. Each of such financial statements is consistent with the books and records of the applicable Fund and presents fairly the consolidated financial position of such Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements and the results of operations, changes in partners' equity and cash flows for the respective periods indicated.

			   (d)      Since inception,  each of the Funds has been
excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof.

			   (e)      All limited partner interests in each of the
Funds were sold pursuant to a valid exemption from the registration requirements of the Securities Act and other applicable Securities Laws.

		  Section 3.18 Aggregate Revenue Run Rate. Schedule 3.18 sets
			       --------------------------
forth a complete and accurate calculation of the Aggregate Revenue Run Rate as of the fifth Business Day immediately preceding the date of this Agreement.

		  Section 3.19 Transactions with Affiliates. None of the Company
			       ----------------------------
Contracts set forth on Schedule 3.8(b) will continue in effect after the Closing. Except for investments managed directly (or indirectly through one or more of the Funds) by PCM and brokerage accounts with CCC, after the Closing neither any Seller nor any of its Affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of PCM or CCC, nor, other than pursuant to Section 5.14, will there be any outstanding indebtedness of any Affiliate of any of PCM or CCC to PCM or CCC or any outstanding indebtedness of PCM or CCC to any Affiliate of PCM or CCC.

		  Section 3.20 Corporate Name. Each of PCM and CCC (i) has the right to use its corporate or partnership name as the name of a corporation or partnership in any jurisdiction in which such Company does business and (ii) has not received any written notice of conflict with respect to the rights of others regarding such name. No person (other than such Company) has been authorized by such Seller or such Company to use its corporate or partnership name (or any variation thereof) for any purpose whatsoever except in connection with the business of such Company.

				   ARTICLE IV

			 REPRESENTATIONS AND WARRANTIES
				    OF BUYER

		  Except as set forth in writing in a Schedule delivered to the Sellers prior to the date hereof, by reference to the appropriate section, subsection or clause hereof, Buyer represents and warrants to the Sellers as follows.

		  Section 4.1 Organization. Buyer is a Maryland corporation duly
			      ------------
organized, validly existing and in good standing under the laws of Maryland. Buyer has full corporate or other requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Buyer and its controlled Affiliates. The charter and by-laws or comparable organizational documents and any amendments thereto of Buyer, complete and correct copies of which as in effect on the date hereof have heretofore been delivered or made available to the Sellers, have been filed with or notified to all applicable Governmental Authorities in accordance with Applicable Law.

		  Section 4.2 Authority; No Violation; Consents.
			      ---------------------------------

			   (a)      Buyer has full power, right and authority to
execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and the Person who executed this Agreement on behalf of Buyer has been duly authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

			   (b)      Neither the execution, delivery and
performance of this Agreement by Buyer nor the consummation by it of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration

(which has not been expressly waived), or the creation of any Encumbrance upon any of its Assets or Equity Interests of Buyer as of the date hereof or as of the Closing, as applicable, under any of the terms, conditions or provision of
(x) the organizational documents of Buyer or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party or by or to which it or any of its properties may be bound or subject or (ii) violate any Applicable Law except, in the case of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations or accelerations or Encumbrances that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

			   (c)      No material notice to, filing with,
authorization of, exemption by, or consent or approval of, any Governmental Authority which has not been obtained or made is necessary for the consummation by Buyer of any of the transactions contemplated by this Agreement.

			   (d)      Neither the Buyer nor any of its controlled
Affiliates is subject to any contractual restriction that would adversely affect the Companies' ability to introduce new products under Section 2(d)(v) of the Revenue Sharing Agreement.

		  Section 4.3 No Actions, Suits or Proceedings. Buyer is not a
			      --------------------------------
party to any and there are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, properties, assets, directors, officers, employees or Affiliates that challenges the validity or legality of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of such transactions.

		  Section 4.4 Ineligible Persons. None of Buyer or any of its
			      ------------------
Affiliates or any of their respective officers, directors or employees or any person associated (as such term is defined in Section 3(a)(18) of the Exchange
Act) with any of the foregoing has had imposed, or, to the knowledge of Buyer, is threatened by the SEC or the NASD with, any (A) censure, (B) limitation on otherwise authorized activities, functions, or operations, (C) suspension or (D) revocation, in each case pursuant to Section 203 of the Advisers Act or Section 15(b)(4) of the Exchange Act or the rules and regulations of the NASD, as the case may be. None of Buyer or any of its Affiliates or any of their respective officers, directors or employees is (A) a person described in Section 9(a)(1),
(2) or (3) of the Investment Company Act, or (B) subject to a statutory disqualification (as such term is defined in Section 3(a)(39) of the Exchange
Act).

		  Section 4.5 Availability of Funds; Solvency. Buyer has or at
			      -------------------------------
the Closing will have sufficient funds immediately available to make payment of the Initial Payment at the Closing. On the Closing Date, after giving effect to the transactions contemplated by this Agreement and after the incurrence of any indebtedness to be incurred by the Buyer or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, the Buyer will not, if its shareholders' equity on such date would be negative after deducting all goodwill on its balance sheet, (a) be insolvent (either because its financial condition will be such that the sum of its debts will be greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they mature and become absolute), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

		  Section 4.6 Broker. No broker, finder or similar intermediary
			      ------
has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

		  Section 4.7 Keyman Insurance. Based on its discussions with
			      ----------------
insurance agents and underwriters and the relevant information provided by the Management Sellers to Buyer, Buyer has no reason to believe that there exists any substantial uncertainty as to whether it will be able to purchase term life insurance policies as described in the first sentence of Section 5.16 in an amount sufficient to satisfy the condition set forth in Section 6.2(j).

				    ARTICLE V

				    COVENANTS

		  Section 5.1 Conduct of Business. (a) During the period from
			      -------------------
the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement or as described in
Schedule 5.1(a) or with the prior written consent of Buyer, each of the Companies (shall and, to the extent within its control, shall cause each of the Funds to:

				    (i)     carry on its respective business in
the Ordinary Course of Business;

				    (ii)    use commercially reasonable efforts
to preserve its respective present business organization and relationships;

				    (iii)   use commercially reasonable efforts
to keep available the present services of its employees (it being understood and agreed that none of such Companies (x) shall be obligated to increase the compensation or benefits of any Person or (y) shall be restricted in terminating the employment of any Person if such termination is consistent with prudent business practice);

				    (iv)    use commercially reasonable efforts
to preserve and enhance its assets under management and profitability and the goodwill and relations of its clients and others with whom business relationships exist consistent with past practice;

		     (v) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral, in any amount requiring payment from PCM or CCC in excess of $100,000 individually or $500,000 in the aggregate in respect of any individual arrangement or enter into any contract, agreement, understanding or other arrangement, whether written or oral, for services or the purchase, sale or lease of any assets with any of the Sellers or Immediate Family thereof;

		     (vi) not take or fail to take any action the taking of which or the failure of which to be taken would or could reasonably be expected to (A) result in any of the representations and warranties of the Sellers set forth herein being or becoming untrue in any material respect or (B) result in a material violation of any provision of this Agreement or (C) adversely affect or materially delay the receipt of any requisite consents, regulatory approvals or the Closing;

		     (vii) not amend, supplement or restate its organizational documents or enter into any agreements which in effect amend, supplement, or restate such organizational documents,

		     (viii) not grant, issue or sell any Equity Interest of which any of PCM or CCC is the issuer;

		     (ix) not effect any reclassification, adjustment, combination, dividend, split, repurchase, redemption or acquisition of Equity Interests or any similar change in capitalization of PCM or CCC;

		     (x)     not admit any new partner to PCM;

		     (xi) not declare or pay any dividend or make any other distribution from or by PCM or CCC to the Sellers, whether or not upon or in respect of any Equity Interests in PCM or CCC, other than payments (A) which will not reduce the combined tangible net worth of PCM and CCC below $6,000,000 immediately prior to Closing or (B) in respect of the employment of any Seller in the Ordinary Course of Business;

		     (xii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to any of PCM or CCC;

		     (xiii) not sell, lease, mortgage, pledge or create or permit to be created any Encumbrance (other than Permitted Encumbrances) on, or otherwise dispose of, any of the material Assets of PCM or CCC, other than in the Ordinary Course of Business;

		     (xiv) not amend, modify or supplement in a manner materially adverse to PCM or CCC, any agreement, contract or other arrangement (or series of related agreements, contracts or other arrangements) to which such Company is a party or by which it or any of its properties or Assets are bound which has an aggregate future payment obligation or receivable to or from any Person in excess of $100,000 or is not terminable by such Company by notice of not more than 90 days for an aggregate cost of less than $100,000;

		     (xv) not incur any obligation of PCM or CCC to make payments that become due as a result of the purchase and sale of Equity Interests contemplated by Section 2.1 of this Agreement or incur any indebtedness for borrowed money;

		     (xvi) not enter into any employment arrangements, enter into new severance agreements outside the Ordinary Course of Business or where a condition of such payment is the Closing hereunder or the Closing hereunder and subsequent termination of any such employee, retention, bonus or similar agreements or amend any plans or increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant of PCM or CCC, except as required by Applicable Law;

		     (xvii) not change any accounting or tax principle or practice of PCM or CCC, including but not limited to any change in the nature or method of calculation of any reserve of any kind, except as may be required by generally accepted accounting principles or by Applicable Law;

		     (xviii) not delay the payment of payables or other liabilities as compared to past practice;

		     (xix) maintain in full force and effect all of the insurance policies set forth on Schedule 3.12 hereto and not take (or fail to take) any action that would enable insurers under such policies to avoid liabilities pursuant to the terms of such policies for claims arising prior to the Closing Date; and

		     (xx) not enter into any agreement or understanding that would be inconsistent with any of the foregoing matters.

	     (b) Upon request by Buyer, from time to time prior to the Closing Date the Sellers shall update or cause to be updated each of the Schedules to this Agreement to reflect changes to the information set forth therein occurring through a date not more than two days prior to the Closing Date. For purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III in order to determine the fulfillment of the condition set forth in Section 6.2(a) and in order to determine whether Buyer is entitled to indemnification pursuant to Article VII, the Schedules delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

	     (c) The Sellers shall prepare and deliver or cause to be prepared and delivered to the Buyer within 15 Business Days after the end of each month after the date hereof and prior to the Closing Date unaudited balance sheets of the Companies and the related unaudited statements of income of the Companies and reports setting forth, on an account by account basis, subscriptions, additions or contributions, withdrawals, redemptions or reinvestments; new accounts; and terminated accounts during such month.

     Section 5.2 Advisory Contract Consents; The Funds.
		 -------------------------------------

	     (a) As soon as reasonably practicable, PCM shall inform, in compliance with Applicable Law, its investment advisory clients of the transactions contemplated by this Agreement and shall request such clients' written consent to the assignment of their investment advisory agreements resulting from the change in control of PCM and CCC contemplated hereby and use all reasonable efforts to obtain such consent or, in the case of agreements which prohibit assignment or a change in control or state by their terms that they terminate upon assignment or a change in control, new agreements (and any required director and investor approvals) with the relevant Company, effective upon Closing. Buyer agrees that, except as set forth in the last sentence of this Section 5.2(a), PCM may obtain sufficient consent for purposes of this Agreement by (a) requesting written consent as aforesaid, (b) if such client has not provided written consent within 20 days after the date of such request, requesting written consent again as aforesaid and informing such client of (i) the intention to assign such investment advisory agreement by completing the transactions contemplated hereby, (ii) the intention to continue the investment advisory services pursuant to the existing investment advisory agreement with such client after the Closing Date if such client does not terminate such investment advisory agreement prior to the Closing Date, and (iii) that the consent of such client will be implied if such client continues to accept such advisory services for at least 30 days after receipt of such notice without termination and (c) not receiving prior to the Closing an oral or written indication of an intent to terminate such investment advisory agreement or otherwise withhold consent. Notwithstanding the foregoing, in the event that less than twenty (20) of the twenty-five (25) largest accounts (excluding, at the election of Bruce S. Sherman, any account opened after April 30, 2001 and prior to the date of this Agreement) of PCM (including the Funds) measured by the amount in U.S. dollars of assets under management in such account as of the close of business on the fifth Business Day prior to the date of this Agreement (based on the fair market value of assets calculated as of the fifth Business Day prior to the date of this Agreement in accordance with the terms of the investment advisory agreement applicable to such account) have provided written consent (including by written confirmation by PCM copied to Buyer of actual consent communicated to PCM by the client) as of a scheduled Closing Date, the Buyer shall not be required to acknowledge that consents have been received from such accounts that have failed to provide such written consent and may require that such accounts be treated as having been terminated for purposes of calculation of the Aggregate Revenue Run Rate as of the fifth Business Day prior to the Closing solely for purposes of the condition set forth in Section 6.2(c).

	     (b) The Sellers shall use their reasonable best efforts to cause PCM or a Wholly Owned Subsidiary of PCM to be admitted as the sole general partner and/or special limited partner, as the case may be, of each of the Funds in substitution for PVEP, CFSI, SPSM or MCC, as applicable.

     Section 5.3 Confidentiality and Announcements.
		 ---------------------------------

	     (a) None of the parties or any of their respective Affiliates, except as otherwise required by Applicable Law or the terms of this Agreement and except for disclosure by the Companies and the Sellers to investment advisory clients of the Companies and investors in the Funds and disclosure by the Buyer by its officers in periodic public analysts' conferences regarding the Buyer's historical results and future plans, shall disclose publicly any of the contents hereof.

	      (b) Buyer and the Representatives shall agree with each other on behalf of the parties hereto as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit any party,
--------  -------
following notification to the other parties if practicable, from making any disclosure required by Applicable Law.

     Section 5.4 Expenses. Buyer shall pay all of the filing fees in connection
		 --------
with the required HSR filings. Except as provided elsewhere herein, the Sellers shall bear the direct and indirect expenses of the Sellers and the Companies, and Buyer shall bear the direct and indirect expenses of Buyer and its Affiliates, incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.5 Covenants of Buyer. During the period from the date of this
		 ------------------
Agreement and continuing through the Closing Date, except with the prior written consent of the Sellers, Buyer shall not take any action, or fail to take any action, that would, or could reasonably be expected to, (i) result in any of Buyer's representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (ii) result in a material violation of any provision of this Agreement; (iii) adversely affect or materially delay the receipt of any requisite consents, regulatory approvals or the Closing; or (iv) result in any contact by Buyer or any of its Affiliates with any client or supplier of any of the Companies or any of the Funds with respect to the relationship of the Companies to such Person or Persons.

     Section 5.6 Access; Certain Communications. Between the date of this
		 ------------------------------
Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Sellers shall afford to Buyer and its authorized agents and representatives reasonable access, upon reasonable prior notice and during normal business hours, to the personnel, properties, records, contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such other aspects of the business of the Companies and the Funds as Buyer shall reasonably request; provided, however, that such
						 --------  -------
investigations shall be conducted in a manner which does not unreasonably interfere with the normal operations, clients and employee relations of any of the Companies. Prior to the Closing, the Sellers shall cause the officers and employees of the Companies to furnish to Buyer and its officers, employees, representatives, counsel and accountants such financial and operating data and other information with respect to the business, properties and assets of the Companies as Buyer or any such Person shall from time to time reasonably request, and shall cause each Company and its respective directors, partners, officers and employees to cooperate with, and each Company shall request its independent public accountants and independent legal counsel to cooperate with, Buyer and its officers, employees, representatives, counsel and accountants so as to enable Buyer to become fully informed with respect to the business, assets, financial condition, results of operations and prospects of the Companies. Notwithstanding the foregoing, Buyer agrees that any meetings between Buyer and Company personnel shall be arranged in advance by the Chief Executive Officer of PCM or his designee. No investigation pursuant to this Section 5.6 or otherwise shall affect or limit the representations and warranties of the Sellers set forth herein.

     Section 5.7 Regulatory Matters; Third Party Consents. (a) The Sellers, on
		 ----------------------------------------
the one hand, and Buyer, on the other hand, shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities and to satisfy all conditions to the obligations of any party to consummate the transactions contemplated by this Agreement. If any required consent of or waiver by any third party (excluding any Governmental Authority and consents of clients under investment advisory agreements) is not obtained prior to the Closing, the Sellers or Buyer, as the case may be, each without cost, expense or liability to the other, shall cooperate in good faith to seek an alternative arrangement to achieve the economic results intended.

	     (b) Buyer and the Sellers will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Buyer or the Companies or the Funds, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided,
								 --------
however, that nothing contained herein shall be deemed to provide any party with
-------
a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing shall promptly deliver to the other parties evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other parties a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof).

     Section 5.8 Notification of Certain Matters. At all times prior to the
		 -------------------------------
Closing, the Sellers and Buyer shall each give prompt notice to the other of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any of its covenants or agreements in this Agreement and any failure of any condition to another party's obligation to complete the transactions contemplated hereby to be satisfied.

     Section 5.9 No Solicitation. Unless this Agreement shall have been
		 ---------------
terminated in accordance with Section 8.1, none of the Sellers, the Companies or their respective officers, directors, partners, members, employees, agents or representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person relating to the possible acquisition of any Equity Interests in or assets of any of the Companies or any similar transaction by any Person other than Buyer and its controlled Affiliates and each Seller shall immediately terminate any discussions or negotiations regarding the foregoing. In the event any Seller or its agents receives such a proposal, such Seller shall immediately notify Buyer of such proposal.

     Section 5.10 Delivery of Governmental Documents. Sellers will deliver or
		  ----------------------------------
cause to be delivered or by notice make available or cause to be made available to Buyer at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Closing Date by or on behalf of any of the Companies.

     Section 5.11 Tax Returns and Tax Information. The Sellers shall timely file
		  -------------------------------
by the applicable due date (taking into account all lawful extensions for the time of filing) all Tax Returns required to be filed by them or by any of the Companies for periods ending on or before the Closing Date, the Sellers shall pay all Taxes required to be paid with respect to any such periods, and the Sellers shall indemnify and hold harmless the Buyer for all such Taxes. Within 30 days of the Closing Date, Buyer shall prepare and provide (or cause to be prepared and provided) to the Sellers a package of Tax information and materials, including schedules and work papers (the "Tax Package") required to enable the Sellers to prepare and file all Tax Returns required to be prepared and filed by them or by any of the Companies for periods ending on or before the Closing Date. The Tax Package shall be prepared in good faith in a manner consistent with past practice of the Companies.

     Section 5.12 Employee Benefits Matters. Buyer hereby agrees that during the
		  -------------------------
term of the Revenue Sharing Agreement, it shall permit the Companies to provide employee benefit plans, programs, contracts or arrangements for the benefit of the employees of PCM and CCC which, in the aggregate, will provide benefits that are not less favorable than the benefits provided to such employees under the Plans in effect on the date hereof. Except to the extent necessary to avoid duplication of benefits, Buyer will permit the Companies to give the employees of PCM and CCC full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Buyer in which such employees are eligible to participate for such employees' service with the Companies to the same extent recognized by the Companies immediately prior to the Closing Date. Buyer will permit the Companies to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of PCM and CCC under any welfare plan that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the such employees immediately prior to the Closing Date, and (ii) provide each employee of PCM and CCC with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

     Section 5.13 Non-compete and Non-Solicitation. (a) (i) As a separate and
		  --------------------------------
independent covenant, each of the Management Sellers agrees that, during the Restricted Period (as defined below) applicable to such Management Seller, such Management Seller shall not directly or indirectly, whether for his own account or for the account of any Person other than Buyer and its Affiliates (including the Companies); (A) provide Investment Advisory Services (as defined below) to any Client (as defined below) or be employed by or affiliated or associated with any enterprise other than Buyer and its Affiliates (including the Companies) which directly or indirectly provides or offers to provide such services to any Client; (B) make any statements or take any actions for the purpose of interfering with the business relationships of the Companies or any Affiliate of the Companies with any Client of the Companies or any Affiliate of the Companies known to such Management Seller; (C) induce or attempt to induce any Client to obtain Investment Advisory Services (other than Investment Advisory Services of a particular discipline or style or with respect to a particular asset class or classes that, to the knowledge of such Seller, are not provided by Buyer or any of its Affiliates) from any Person other than Buyer and its Affiliates (including the Companies); (D) endeavor to entice away from the Company any Person who is or was at any time during the Restricted Period, employed by or associated with the Company as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent;
(E) take any actions for the purpose of interfering with the Company's property rights in lists of Clients or otherwise diminish the value of such lists to the Company; or (F) engage in the business of providing or soliciting to provide Investment Advisory Services of any type to any Person located in the United States.

		     (ii) As a separate and independent covenant, each of the Collier Sellers agrees that, during the Restricted Period applicable to the Collier Sellers, such Collier Seller shall not directly or indirectly through any Person controlled by him, whether for his own account or for the account of any Person other than Buyer and its Affiliates (including the Companies); (A) provide Investment Advisory Services to any Client, and in the case of Miles C. Collier (but not any other Collier Seller) be employed by any enterprise other than Buyer and its Affiliates (including the Companies) which directly or indirectly provides or offers to provide such Investment Advisory Services to any Client; (B) make any statements or take any actions for the purpose of interfering with the business relationships of the Companies or any Affiliate of the Companies with any Client of the Companies or any Affiliate of the Companies known to such Collier Seller; (C) induce or attempt to induce any Client to terminate its business relationships with the Companies; (D) endeavor to entice away from the Company any Person who Miles C. Collier has actual knowledge is, as of the Closing Date, employed by or associated with the Company as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent; (E) knowingly take any actions for the purpose of interfering with the Company's property rights in lists of Clients or otherwise diminishing the value of such lists to the Company; or (F) engage in the business of providing or soliciting to provide Investment Advisory Services of any type to any Person located in the United States; provided, however, that Buyer shall not pursue any claim for damages under clause (A) or clause (F) above unless it has notified the Collier Sellers in writing of such violations and has provided them with a period of not less than 30 days to cease such violation and such violation has not been stopped; provided further, that only one such notice need be provided with respect to a particular set of circumstances.

		     (iii) The term "Restricted Period" shall mean the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date in the case of the Collier Sellers and the later of five years after the Closing Date or two years after the termination of such Seller's employment (one year with respect to Section 5.13(a)(i)(F)) in the case of Bruce S. Sherman and Gregg J. Powers; provided, however, that if any Management Seller's employment with the Company is terminated by the Company without Cause or by such Seller for Good Reason, the Restricted Period for such Management Seller and all of the Collier Sellers shall end on the date of such termination in the case of Section 5.13(a)(ii)(F); and provided further, however, that if any of the restrictions under this Section 5.13 cease to apply to any Management Seller for any reason (whether by operation of any other agreement or otherwise), then Buyer shall be required to promptly notify the Collier Sellers of such occurrence and the comparable restrictions under this Section 5.13 shall cease to apply to the Collier Sellers.

		     (iv) The term "Investment Advisory Services" shall mean investment consulting regarding securities, the rendering of investment advice regarding securities to institutional or individual clients, the management of publicly traded securities for institutional or individual accounts, asset management regarding securities and all other ancillary services which are customarily provided by persons or entities registered as investment advisers under the Advisers Act provided that for purposes of Section 5.13(a)(ii) and 5.13(b)(ii), "Investment Advisory Services" shall not mean Investment Advisory Services for Persons excluded from the definition of "Client" below by reason of the final proviso thereto applicable to the Collier Sellers.

		     (v) For all purposes of this Agreement, the term "Client" shall mean the following: (A) when used in provisions with respect to or affecting the obligations of a Management Seller, all persons or entities who are or were clients of the Companies (including investors in any fund or other pooled investment arrangement to which the Companies provides or provided investment management services) at the date of termination of employment or at any time during the two-year period prior to the date of termination of employment of such Management Seller, and any potential clients who have been identified and contacted by a representative of the Companies, and who are either named on a list given to such Management Seller within ten (10) days after his termination of employment or known by such Management Seller to have been so contacted; provided, however, that the term "Client" shall not include any member of such Management Seller's Immediate Family or any community or charitable organization; and (B) when used in provisions with respect to or affecting the obligations of a Collier Seller, all Persons who are actually known by Miles C. Collier or any officer of an Affiliate of Miles C. Collier to be clients of any of the Companies at the time; provided, however, that with respect to any Collier Seller, the term "Client" shall not include (1) Miles C. Collier, (2) any Person included in Miles C. Collier's Immediate Family, (3) any individual who is an officer, director, general partner, trustee, manager or employee of any entity which is included in Miles C. Collier's Immediate Family or any member of the Immediate Family of any such individual, or (4) any community or charitable organization.

	     (b) (i) As a separate and independent covenant, each of the Management Sellers agrees that, during the Restricted Period, such Seller shall not, either for such Management Seller's own account or on behalf of any Person other than Buyer and its Affiliates (including the Companies) and other than community and charitable organizations with which such Management Seller is associated or affiliated, without prior written approval from the Board of Directors of PCM Holdings, directly or indirectly through a controlled Affiliate, own, share in the earnings of, or invest in the stock, bonds, or other securities of any Person engaged in the business of providing investment advisory services that compete with the Business (as defined in the Employment Agreements) except in accordance with the Employee Investment Criteria set forth below. For purposes hereof, the Employee Investment Criteria shall mean an investment in stocks, bonds or other securities which meets all of the following criteria: (i) if such stock, bonds or other securities are traded on any established public securities market or have been registered under Section 12(g) of the Exchange Act or are securities issued by an investment fund no single underlying holding of which is anticipated, at the time of investment, to exceed 25% of such fund's assets, such investment does not exceed, in the case of any class of the capital stock of any one issuer three percent (3%) of the issued and outstanding shares, or in the case of bonds or other securities, three percent (3%) of the aggregate principal amount thereof issued and outstanding; (ii) if such stock, bonds or other securities are not traded on any established public securities market, have not been registered under Section 12(g) of the Exchange Act and are not securities of an investment fund diversified as above, such investment does not exceed ten percent (10%) of the issued and outstanding shares, or in the case of bonds or other securities, ten percent (10%) of the aggregate principal amount thereof issued and outstanding and the name of such Management Seller is not used in any way to promote the business of such entity; and (iii) such investment is made in compliance with the Company's code of ethics.

		     (ii) as a separate and independent covenant, each of the Collier Sellers agrees that, during the Restricted Period, such Collier Seller shall not, either for such Collier Seller's own account or on behalf of any Person directly or indirectly controlled by any Collier Seller other than community and charitable organizations with which such Collier Seller or such controlled Person is associated or affiliated, without prior written approval from the Board of Directors of PCM Holdings, directly or indirectly through any Person controlled by the Collier Sellers, own, share in the earnings of, or invest in the stock, bonds, or other securities of any Person engaged in the business of providing Investment Advisory Services, except that notwithstanding the foregoing, nothing herein shall prohibit any Collier Seller or any Person directly or indirectly controlled by any Collier Seller from owning or investing in, for its account or the account of any other Person, stocks, bonds or other securities which meet all of the following criteria: (i) such stock, bonds or other securities are traded on any established public securities market or have been registered under Section 12(g) of the Exchange Act or are securities issued by an investment fund no single underlying holding of which is anticipated, at the time of investment, to exceed 25% of such fund's assets, such investment does not exceed, in the case of any class of the capital stock of any one issuer five percent (5%) of the issued and outstanding shares, or in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding; or (ii) if such stock, bonds or other securities are not traded on any established public securities market, have not been registered under Section 12(g) of the Exchange Act and are not securities of an investment fund diversified as above, such investment does not exceed ten percent (10%) of the issued and outstanding shares, or in the case of bonds or other securities, ten percent (10%) of the aggregate principal amount thereof issued and outstanding.

	     (c) Without intending to limit the remedies available to the Company, each of the Sellers agrees that damages at law will be an insufficient remedy to the Company in the event that such Seller violates any of the terms of
Section 5.13 and that the Company may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of such Section, in each case without proof of actual damages. Buyer hereby expressly acknowledges and agrees that no violation of this Section 5.13 by any Seller shall in any way affect or impair the rights of Sellers to receive the payments from Buyer contemplated by Article II or Section 5.14 of this Agreement or any of the indemnification contemplated by Section 7.2.

	     (d) Notwithstanding anything in this Agreement to the contrary, none of the following activities by any one or more of the Collier Sellers, whether direct or indirect, shall constitute a breach by any of the Collier Sellers of the provisions in this Section 5.13; (i) the direct or indirect ownership by the Collier Sellers of any securities directly or indirectly owned by them on the date hereof and any subsequent acquisitions of the same securities within the limitations, if applicable, of Section 5.13(b)(ii), (ii) Miles C. Collier or any Person controlled by him and/or any Collier Sellers serving as an officer, director, general partner, trustee or manager of any Person which does not provide Investment Advisory Service, even if such Person is engaged in issuing and selling its own securities or making investments in securities and even if in such capacity such Collier Seller may suggest, review or approve any investments in securities, (iii) the continuation of the business conducted by Collier Enterprises, Ltd., Collier Investments, Ltd. or any of their successors, including the making of venture capital investments or other private equity investments provided that it does not provide Investment Advisory Service, (iv) directly or indirectly organizing, managing, operating and advising any real estate investment trusts or other Persons engaged primarily in the acquisition, financing, ownership, development, management, brokerage, leasing and/or sale of real estate, (v) directly or indirectly providing investment advisory services to Miles C. Collier, any Person included in Miles
C. Collier's Immediate Family, any individual who is an officer, director, general partner, trustee, manager or employee of any entity which is included in Miles C. Collier's Immediate Family or any member of the Immediate Family of any such individual, or any community or charitable organization and (vi) directly or indirectly entering into partnerships, limited partnerships, limited liability companies, joint ventures or other business entities which do not provide Investment Advisory Services. Nothing herein shall imply that any activity not specifically described in this paragraph (d) is prohibited by this Agreement.

     Section 5.14 Excess Net Worth Payable. Immediately prior to the Closing,
		  ------------------------
there shall be accrued on the books of PCM and/or CCC a liability to pay to Bruce S. Sherman and Gregg J. Powers, in such proportions as they shall determine, an aggregate amount equal to the excess of the combined net worth of PCM and CCC immediately prior to the Closing (which excess shall be set forth on a schedule listing in reasonable detail the sources to which such excess is attributable, such schedule to be delivered to Buyer not less than three Business Days prior to the scheduled Closing Date) over $6,000,000 and the parties agree that such amount shall be paid to Bruce S. Sherman and Gregg J. Powers when, as and if reduced to cash and cash equivalents.

    Section 5.15 HSR. Buyer and such Seller agree to:
		 ---

	     (a) take promptly all actions necessary to make the filings required of them or any of their Affiliates under HSR;

	      (b) comply at the earliest practicable date with any request for additional information or documentary material received by PCM, Buyer, such Seller or any of their respective Affiliates from the FTC or the DOJ pursuant to HSR or from any state Attorney General or other Governmental Authority in connection with antitrust matters;

	     (c) cooperate with each other in connection with any filing under HSR and in connection with resolving any investigation or other inquiry commenced by the FTC, DOJ, any state Attorney General or any other Governmental Authority concerning the purchase and sale of Equity Interests contemplated by
 Section 2.1 of this Agreement;

	     (d) use their reasonable best efforts to resolve such objections, if any, as may be asserted under any antitrust law with respect to the purchase and sale of Equity Interests contemplated by Section 2.1 of this Agreement;

	     (e) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Authority regarding the purchase and sale of Equity Interests contemplated by Section 2.1 of this Agreement, and of any of the understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Authority in connection with the purchase and sale of Equity Interests contemplated by Section 2.1 of this Agreement; and

	     (f) Concurrently with the filing of notifications under HSR or as soon thereafter as practicable, Buyer and such Seller shall request early termination of the HSR waiting period.

     Section 5.16 Keyman Life Insurance. Buyer will use its best efforts to
		  ---------------------
obtain one or more term life insurance policies for a term of not more than five years on the lives of Bruce S. Sherman in an amount acceptable to Buyer not in excess of $250,000,000 and Gregg J. Powers in an amount acceptable to Buyer not in excess of $100,000,000.

     Section 5.17 Working Capital. At the Closing, Buyer shall contribute to the
		  ---------------
capital of PCM and CCC, in such proportions as Bruce S. Sherman shall determine, $8,000,000 in cash.

     Section 5.18 Pre-Closing Taxes. Buyer shall make available to the Sellers
		  -----------------
information and access to books and records necessary for the preparation by the Sellers of tax returns or responses to audits relating to periods prior to the Closing and for the independent verification of calculations related to any Escrow Payments or Claw-Back Payments.

     Section 5.19 ICMI. Immediately after the Closing, the Sellers shall cause
		  ----
MCC to transfer all of the Equity Interests in ICMI to PCM Holdings free and clear of any Encumbrances.

				   ARTICLE VI

			      CONDITIONS TO CLOSING

     Section 6.1 Mutual Condition. The obligation of each of the Sellers, on the
		 ----------------
one hand, and Buyer, on the other hand, to effect the Closing shall be subject to the following conditions:

	     (a) that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby; and

	     (b) that the applicable waiting period under HSR shall have expired or been terminated.

     Section 6.2 Conditions to Buyer's Obligations. The obligations of Buyer to
		 ---------------------------------
effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived in writing by Buyer in whole or in part:

	     (a) each of the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date, provided, however, that solely for purposes of determining the
		  --------  -------
satisfaction of the conditions contained in this Section 6.2(a) and not for purposes of determining liability under Article VII hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality or a Seller Material Adverse Effect, and such representations and warranties shall be deemed to be true and correct in all material respects only if the failures of such representations and warranties to be so true and correct without regard to knowledge, materiality and Seller Material Adverse Effect exceptions do not represent in the aggregate a Seller Material Adverse Effect;

	     (b) the Sellers and the Companies shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

	     (c) the Aggregate Revenue Run Rate as of the fifth Business Day prior to the Closing Date for those accounts with respect to which the consent contemplated by Section 5.2 has been obtained in the manner contemplated therein shall not be less than 80% of the Aggregate Revenue Run Rate as of the fifth Business Day prior to the date of this Agreement;

	     (d) the Aggregate Adjusted Assets Under Management as of the fifth Business Day prior to the Closing Date for those accounts (excluding, at the election of Bruce S. Sherman, any account opened after April 30, 2001 and prior to the date of this Agreement) with respect to which the consent contemplated by Section 5.2 has been obtained in the manner contemplated therein shall not be less than 80% of the aggregate amount in U.S. dollars of assets under management in all accounts managed by the Companies as of the close of business on the fifth Business Day prior to the date of this Agreement (excluding the same accounts as above and based on the fair market value of assets calculated as of the fifth Business Day prior to the date of this Agreement in accordance with the terms of the investment advisory agreement or limited partnership agreement applicable to such accounts);

	     (e) PCM (or a Wholly Owned Subsidiary of PCM) shall have been admitted as the sole general partner and/or the sole special limited partner, as the case may be, of each of the Funds in substitution for PVEP, CFSI, SPSM or MCC, as applicable;

	     (f) the Sellers shall have delivered to Buyer a certificate dated as of the Closing Date and signed by each Seller, confirming the satisfaction of the conditions contained in paragraphs (a) through (e) of this
Section 6.2;

	     (g) neither PCM nor any of the Persons named on Schedule 2.10 shall have breached in any material respect any of the Employment Agreements;

	     (h) the parties hereto shall have made all requisite regulatory notifications and obtained all requisite regulatory approvals in form and substance reasonably satisfactory to Buyer;

	     (i) the combined net worth of PCM and CCC reflected on a combined balance sheet of PCM and CCC as of immediately prior to the Closing Date shall be not less than $6,000,000; and

	     (j) Buyer shall have obtained one or more term life insurance policies on the lives of Bruce S. Sherman in an amount acceptable to Buyer not in excess of $250,000,000 and Gregg J. Powers in an amount acceptable to Buyer not in excess of $100,000,000.

     Section 6.3 Conditions to the Sellers' Obligations. The obligation of the
		 --------------------------------------
Sellers to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived in whole or in part in writing for the account of all of them by the Representatives:

	     (a) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date; provided, however, that
						    --------  -------
solely for purposes of determining the satisfaction of the conditions contained in this Section 6.3(a) and not for purposes of determining liability under
Article VII hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality or material adverse effect, and such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality and material adverse effect exceptions do not represent in the aggregate a material adverse effect on Buyer and its controlled Affiliates;

	     (b) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

	     (c) Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, from an officer of Buyer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
Section 6.3;

	     (d) the Aggregate Revenue Run Rate as of the fifth Business Day prior to the Closing Date for those accounts with respect to which the consent contemplated by Section 5.2 has been obtained in the manner contemplated therein shall not be less than 80% of the Aggregate Revenue Run Rate as of the fifth Business Day prior to the date of this Agreement;

	     (e) the Aggregate Adjusted Assets Under Management as of the fifth Business Day prior to the Closing Date for those accounts (excluding, at the election of Bruce S. Sherman, any account opened after April 30, 2001 and prior to the date of this Agreement) with respect to which the consent contemplated by Section 5.2 has been obtained in the manner contemplated therein shall not be less than 80% of the aggregate amount in U.S. dollars of assets under management in all accounts managed by the Companies as of the close of business on the fifth Business Day prior to the date of this Agreement (excluding the same accounts as above and based on the fair market value of assets calculated as of the fifth Business Day prior to the date of this Agreement in accordance with the terms of the investment advisory agreement or limited partnership agreement applicable to such accounts);

	     (f) PCM (or a Wholly Owned Subsidiary of PCM) shall have been admitted as the sole general partner and/or the sole special limited partner, as the case may be, of each of the Funds in substitution for PVEP, CFSI, SPSM or MCC, as applicable; and

	     (g) the parties hereto shall have made or obtained all requisite regulatory notifications or approvals in form and substance reasonably satisfactory to the Representatives.

				   ARTICLE VII

				 INDEMNIFICATION

     Section 7.1 Obligations of the Sellers. From and after the Closing Date,
		 --------------------------
the Sellers hereby agree severally (and not jointly) to indemnify and hold Buyer and its Affiliates and Persons (other than Bruce S. Sherman and Gregg J. Powers) serving as officers, directors, partners, stockholders or employees thereof (each individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any and all Losses which any of them may suffer, incur or sustain arising out of, or attributable to, or resulting from any inaccuracy in or breach of any of the representations or warranties of the Sellers (which representations and warranties shall not be deemed to be qualified by references to materiality (or variations thereof) contained therein for purposes of this Section 7.1 and any breaches thereof shall be determined without regard to whether such breaches were material or constituted a Seller Material Adverse Effect for purposes of this Section 7.1), or any nonperformance of any covenant or agreement of the Sellers or the Companies, made in or pursuant to this Agreement or in any Schedule attached hereto or in any other agreement, document, instrument or certificate delivered by the Sellers to Buyer at the Closing pursuant to this Agreement. Each Seller shall be solely and fully responsible, subject to the limitations set forth in
Section 7.7, for any Loss arising out of, attributable to or resulting from any inaccuracy in or breach of any representation or warranty or nonperformance of any covenant or agreement made solely by such Seller, it being understood and agreed that any representation, warranty, covenant or agreement made by "such Seller" or by a Seller by name shall be considered to be made solely by each Seller with respect to himself only or solely by the named Seller (any such Losses, "Direct Seller Losses"). With respect to any other Loss for which the Sellers are responsible hereunder, each Seller shall, subject to the limitations set forth in Section 7.7, be responsible for each such Loss pro rata in proportion to such Seller's Purchase Price Percentage with respect to the Earnout Payments.

     Section 7.2 Obligations of Buyer. From and after the Closing Date, Buyer
		 --------------------
hereby agrees to be liable for, and to indemnify and hold each Seller and each Person serving as an officer, director, partner, stockholder or employee thereof, as applicable, or of the Companies (each individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") from and against any and all Losses which any of them may suffer, incur or sustain arising out of, or attributable to, or resulting from any inaccuracy in or breach of any of the representations or warranties of Buyer (which representations and warranties shall not be deemed to be qualified by references to materiality (or variations thereof) contained therein for purposes of this
Section 7.2 and any breaches thereof shall be determined without regard to whether such breaches were material or constituted a Buyer Material Adverse Effect for purposes of this Section 7.2), or any nonperformance of any covenant or agreement of Buyer, made in or pursuant to this Agreement or in any Schedule attached hereto or in any other agreement, document, instrument or certificate delivered by Buyer to the Sellers at the Closing pursuant to this Agreement.

     Section 7.3 Procedure. (a) Notice of Third Party Claims. Any Indemnified
		 ---------      ----------------------------
Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (each, a "Third Party Claim") shall give written notice thereof to the Indemnifying Party within 10 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed
       --------  -------
from seeking indemnification pursuant to this Article VII as a result of any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party has been materially damaged or prejudiced as a result of such delay. Such notice shall summarize the bases for such Third Party Claim. Within twenty (20) days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes its obligation to provide indemnification hereunder or the validity or amount of such Third Party Claim and whether it will defend against such Third Party Claim. If the Indemnifying Party fails to give notice that it disputes either its obligation hereunder with respect to such claim or the validity or amount thereof within twenty (20) days after receipt of such notice, it shall be deemed to have accepted and agreed to such Third Party Claim, which shall become immediately due and payable subject to the limitations set forth herein. If the Indemnifying Party fails to give notice that it disputes its obligation to provide indemnification hereunder but disputes the validity or amount of such Third Party Claim, it shall be deemed to have accepted responsibility for such Third Party Claim subject to the limitations set forth herein (a "Covered Third Party Claim"). If the Indemnifying Party provides notice that it disputes its obligation to provide indemnification hereunder, such Third Party Claim shall not be subject to indemnification hereunder unless the Indemnified Party obtains a determination in accordance with Section 9.1 that such Third Party Claim is subject to indemnification hereunder, in which case it shall be treated as a Covered Third Party Claim.

	     (b)     Defense. Except as otherwise provided herein, the
		     -------
Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim including the costs and expenses of the Indemnified Party incurred in connection therewith. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to be represented by counsel selected by it. In such an event, the reasonable fees and disbursements of a single counsel to the Indemnified Party shall be included in the loss suffered by the Indemnified Party in respect of such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, based on the opinion of its outside counsel, cannot be separated form any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

	     (c)     Miscellaneous. The procedures set forth in this Section 7.3
		     -------------
shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

     Section 7.4 Notice of Non-Third Party Claims. Any Indemnified Party seeking
		 --------------------------------
indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after discovery of the potential claim; provided, however, that the
						 --------  -------
Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party has been materially damaged or prejudiced as a result of such delay. Such notice shall summarize the bases for such Non-Third Party Claim. Within twenty (20) days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes its obligation to provide indemnification hereunder or the validity or amount of such Non-Third Party Claim and whether it will defend against such Non-Third Party Claim. If the Indemnifying Party fails to give notice that it disputes either its obligation hereunder with respect to such claim or the validity or amount thereof within twenty (20) days after receipt of such notice, it shall be deemed to have accepted and agreed to such Non-Third Party Claim, which shall become immediately due and payable subject to the limitations set forth herein. If the Indemnifying Party fails to give notice that it disputes its obligation to provide indemnification hereunder but disputes the validity or amount of such Non-Third Party Claim, it shall be deemed to have accepted responsibility for such Non-Third Party Claim subject to the limitations set forth herein (a "Covered Non-Third Party Claim"). If the Indemnifying Party provides notice that it disputes its obligation to provide indemnification hereunder the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 9.1 hereof.

     Section 7.5 Handling of Claims. If, with respect to any claim seeking
		 ------------------
indemnification, the Indemnifying Party is more than one of the Sellers, all decisions relating to such claim made by the Sellers constituting the Indemnifying Party shall be made by the Representatives or, if such claim is against only one Seller, by the Representative of such Seller.

     Section 7.6 Survival of Indemnity. Any matter as to which a claim has been
		 ---------------------
specifically asserted in writing that is pending or unresolved at the end of any applicable limitation period set forth in Section 8.3 hereof shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved in accordance with this Agreement and any amounts payable hereunder are finally determined and paid.

     Section 7.7 Limitation on Indemnification. No Seller shall be required to
		 -----------------------------
provide any indemnification under the provisions of this Article VII (a) unless and until the aggregate Losses of the Buyer Indemnified Parties hereunder exceed $15 million whereupon the Buyer Indemnified Parties shall be entitled only to indemnification from such Seller in an amount (i), in the case of Direct Seller Losses, equal to the amount by which such Losses exceed $15 million and (ii), in the case of all other Losses, an amount equal to the product of the aggregate cumulative amount of all such Losses in excess of $15 million multiplied by such Seller's Purchase Price Percentage with respect to the Earnout Payments or (b) after such Seller has made aggregate indemnification payments hereunder in an amount, in the case of Direct Seller Losses, equal to $500 million minus the aggregate amount of all indemnification payments made by the Sellers hereunder and, in the case of all other Losses, an amount equal to the product of $500 million multiplied times such Seller's Purchase Price Percentage with respect to the Earnout Payments. Notwithstanding anything to the contrary set forth in the preceding sentence or in Section 7.1, (i) Losses incurred by Buyer as a result of any failure of any Seller's representations with respect to such Seller's title to the Equity Interests in the Companies set forth in Section 3.1(b) or with respect to Taxes or ERISA matters set forth in Sections 3.11 or 3.14 to be true at the date hereof or on the Closing Date shall not be subject to the limitations set forth in this Section 7.7, (ii)

Direct Seller Losses relating to any of the Companies or PCM GP as opposed to the capacity, title, qualification or compliance of, or action or inaction by, a Seller who is an individual acting in his individual capacity shall not be treated as Direct Seller Losses but as all other Losses and (iii) if the amount of Loss and Direct Seller Loss payable by a particular Seller pursuant to this
Article VII (other than clause (b)(i) above) would exceed the portion of the Purchase Price paid to such Seller, such Seller shall not be responsible for the amount of any further Losses or Direct Seller Losses in excess of the portion of the Purchase Price paid to such Seller pursuant to this Article VII (other than clause (b)(i) above) and the remaining Sellers shall, subject to their limitations, be responsible for any such excess Losses or Direct Seller Losses in the proportion that their Purchase Price Percentage with respect to the Earnout Payments bears to the sum of the Purchase Price Percentages with respect to the Earnout Payments of such remaining Sellers. Buyer shall not be required to provide any indemnification under the provisions of this Article VII (x) unless and until the aggregate Losses of the Seller Indemnified Parties exceed $15 million whereupon the Seller Indemnified Parties shall be entitled only to indemnification for the aggregate cumulative amount of all such Losses in excess of $15 million or (y) after Buyer has made aggregate indemnification payments hereunder of not less than $500 million. To the extent Buyer waives or fails to pursue its rights to indemnification from or against any Management Seller with respect to any particular claim, it shall also waive its right to indemnification with respect to such claim from any Collier Seller. For purposes of the foregoing sentence, a good faith settlement shall not be treated as a waiver or failure to perform if made available to each Collier Seller.

     Section 7.8 Indemnity Payments and Interest. All amounts payable to an Indemnified Party under this Article VII shall be paid in immediately available funds within 5 Business Days after the later of written demand for payment by the Indemnified Party or final determination of the amount of such Loss by a court or agreement of the Indemnifying Party. All such payments shall be made to the accounts and in the manner specified in writing by the Indemnified Party. If the Indemnifying Party fails to pay any indemnifiable Loss suffered by an Indemnified Party within such 5 Business Day period, then the indemnification payment hereunder shall include interest at LIBOR plus 1% from such 5th Business Day or date of final determination until the date of payment.

				  ARTICLE VIII

			      TERMINATION/SURVIVAL

     Section 8.1 Termination. (a) This Agreement may be terminated at any time
		 -----------
prior to the Closing as follows:

		     (i) by the mutual written consent of Buyer and the Representatives;

		     (ii) by either Representative if it has become reasonably certain that any of the conditions to the Sellers' obligation, or by Buyer if it has become reasonably certain that any of the conditions to Buyer's obligation, to close the transaction contemplated by this Agreement will not be satisfied in all material respects on or prior to the date set forth in Section 8.1(a)(v) below;

		     (iii) by either Representative on behalf of the Sellers, on the one hand, or by Buyer, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other, which breach would, under Section 6.2(a) (in the case of a breach of representation or warranty by any of the Sellers) or Section 6.3(a) (in the case of a breach of representation or warranty by Buyer), entitle the party receiving such representations and warranties not to consummate the transactions contemplated hereby and which breach by its nature cannot be cured prior to the date set forth in Section 8.1(a)(v) below;

		     (iv) by either Representative on behalf of the Sellers, on the one hand, or by Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer (in the case of termination by a Representative) or on the part of any of the Sellers or the Companies (in the case of termination by Buyer), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other;

		     (v) at the election of Buyer or either Representative, if the Closing Date shall not be on or before the end of the fifth month after the month of signing of this Agreement; and

		     (vi) by either Representative or by Buyer if an order, injunction or decree shall have been issued by any Governmental Authority or any statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority, in either case which permanently prohibits or makes illegal the consummation of the transactions contemplated hereby and is not subject to appeal.

     Notwithstanding Section 8.1(a)(ii) - (v) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to
Section 8.1(a)(ii) - (v).

	     (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party or parties of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

     Section 8.2 Effect of Termination. In the event of termination of this
		 ---------------------
Agreement as provided in Section 8.1, this Agreement (other than Sections 5.3 and 5.4) shall forthwith become void and have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 8.3 Survival of Representations and Warranties and Covenants.
		 --------------------------------------------------------
Except as provided in Section 7.6, the respective representations and warranties of the Sellers and Buyer contained herein and in the certificates of the Sellers and Buyer to be delivered at the Closing, and the right of any Person to initiate a claim under Article VII hereof with respect to such representations and warranties (or any other matter hereunder), shall expire and be terminated and extinguished on the earlier of the 30th day after the completion of the second audit of the Companies to occur after the Closing Date or June 30, 2003 (other than the representation with respect to a Seller's title to the Equity Interests in the Companies set forth in Section 3.1(b), which shall survive in perpetuity, and the representations with respect to Taxes set forth in Sections
3.11 and 3.14, which shall survive until the expiration of the applicable statute of limitations). Thereafter, except as provided in Section 7.6, no party shall have any liability whatsoever with respect to any such referenced representation or warranty (or any other matter hereunder to be performed prior to Closing). Each of the covenants which by its terms contemplates performance after the Closing (including, without limitation, Sections 5.11 and 5.14) shall remain in full force and effect after the Closing Date.

				   ARTICLE IX

				  MISCELLANEOUS

     Section 9.1 Disputes. Except for requests for pre-arbitral injunctive
		 --------
relief or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement that cannot be resolved by the parties shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association ("AAA"), which shall be the sole and exclusive method of resolving any such dispute. The arbitration shall be conducted and the award shall be rendered in the City of New York or such other place as the parties to the arbitration agree before a panel of arbitrators comprised of one arbitrator selected by the Representatives (or, if the dispute involves only one or more Collier Seller, the Collier Representative or, if the dispute involves only one or more of the Management Sellers, the Management Representative) and one arbitrator selected by Buyer who shall jointly select a third arbitrator who shall chair the tribunal, and such arbitration shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen years of experience as such and shall be experienced in arbitration and in the investment advisory industry. The arbitrators shall be required to follow the law of the state of New York. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award of such arbitrators shall be enforceable in any court having jurisdiction over the parties to such arbitration.

     The expenses of arbitration (including fees and expenses of counsel) shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators in the event of a compromise decision. The arbitral award shall be final and binding on the parties. Judgment upon any award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 9.7. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

     By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. Each party understands and agrees that the other parties will be irreparably damaged in the event its obligations under this Agreement are not specifically enforceable. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and proceed as provided above.

     Section 9.2 Representatives. Each Management Seller hereby authorizes
		 ---------------
Bruce S. Sherman and each Collier Seller hereby authorizes Miles C. Collier (in such capacity, together with any successor in such capacity, the "Management Representative," the "Collier Representative," respectively, and collectively, the "Representatives,") to make any determinations or take any actions on behalf of any or all of the Management Sellers or the Collier Sellers, respectively, that are authorized in this Agreement to be made or taken by the Representatives. Either Representative may resign at any time provided, however, that immediately prior to any such resignation, such Representative has appointed a successor or substitute to serve as a Representative and such appointee has accepted such appointment. In the event of the incapacity or death of either Representative without having resigned and appointed a successor, a successor Representative shall be appointed by the estate or representative of the deceased or incapacitated Representative.

     Section 9.3 Exclusive Remedy. After the Closing the sole and exclusive
		 ----------------
remedy of any party for any inaccuracy of any representation or warranty, or any breach of any covenant, agreement or obligation made in connection with this Agreement and required to be performed prior to the Closing shall, subject to
Section 8.3, be the indemnification contained in Article VII of this Agreement. Without limiting the scope of the foregoing, Buyer shall have no right to assert any liability against any Seller by reason of such Seller having been a partner, director, officer or employee of any of the Companies or any of the limited partnership agreements or operating agreements thereof but only in such Seller's capacity as a Seller under this Agreement.

     Section 9.4 Amendments; Waiver. Subject to compliance with Applicable Law,
		 ------------------
this Agreement may be amended, altered or modified by written instrument executed by Buyer and the Representatives; provided, however, that the Representatives may waive in writing on behalf of all the Sellers the performance by Buyer of any of its representations, warranties, covenants or other agreements and that Buyer may waive in writing the performance by any of the Sellers or the Companies of any of their respective representations, warranties covenants or other agreements. Notwithstanding the foregoing, no amendment, alteration or modification of Article II, Article III or Article VII of this Agreement or of this Section 9.4 that adversely affects the rights of any Seller shall be effective as to such Seller without the written consent of such Seller and no amendment, alteration or modification of this Agreement shall impose any material obligation on any Seller without the written consent of such Seller.

     Section 9.5 Entire Agreement. This Agreement, the Employment Agreements,
		 ----------------
the Revenue Sharing Agreement, the Escrow Agreement and the Schedules and Annexes hereto constitute the entire understanding and agreement of the Buyer, on the one hand, and the Sellers, on the other hand, except as provided herein, and supersede all prior agreements and understandings, written and oral, among the Buyer, on the one hand, and the Sellers, on the other hand, with respect to the subject matter hereof.

     Section 9.6 Interpretation. When a reference is made in this
		 --------------
Agreement to a Section, Annex or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

     Section 9.7 Severability. Any term or provision of this Agreement which is
		 ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 9.8 Notices. All notices and other communications hereunder shall
		 -------
be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested and obtained) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

	    If to Buyer:

		     Legg Mason, Inc.
		     100 Light Street
		     Baltimore, MD 21202
		     Telecopy: (410) 685-2365
		     Attention: Raymond A. Mason, Chairman, President
				and Chief Executive Officer

	    With copies to:

		     Legg Mason, Inc.
		     100 Light Street
		     Baltimore, MD 21202
		     Telecopy: (410) 454-4607
		     Attention: Thomas C. Merchant, Assistant General Counsel

		     and

		     Sidley Austin Brown & Wood LLP
		     One World Trade Center
		     New York, New York 10048
		     Telecopy: (212) 839-5599
		     Attention: Peter T. Simor


	    If to the Companies or the Sellers:

		     Private Capital Management, L.P.
		     8889 Pelican Bay Boulevard, Suite 500
		     Naples, FL 34108-7512
		     Telecopy: (941) 261-3041
		     Attention: Bruce S. Sherman, Chief Executive Officer

		     and

		     Carnes Capital Corporation
		     8889 Pelican Bay Boulevard, Suite 500
		     Naples, FL 34108-7512
		     Telecopy:(941) 261-3041
		     Attention: Bruce S. Sherman, Chief Executive Officer

		     and

		     MCC-PCM, Inc.
		     3001 Tamiami Trail North, Suite 207
		     Naples, FL 34103
		     Telecopy: (941) 430-1898
		     Attention: Joseph I. Perkovich, Vice President

		     and

		     Miles Collier
		     c/o MCC-PCM, Inc.
		     3001 Tamiami Trail North, Suite 207
		     Naples, FL 34103
		     Telecopy: (941) 430-1898

	    With copies to:

		     Skadden, Arps, Slate, Meagher & Flom LLP

		     Four Times Square
		     New York, New York 10036-6522
		     Telecopy: (212) 735-2000
		     Attention: Richard T. Prins

		     and

		     Kronish Lieb Weiner & Hellman LLP
		     1114 Avenue of the Americas
		     New York, NY 10036-7798
		     Telecopy: (212) 479-6275
		     Attention: W. Lesse Castleberry and Chet F. Lipton

     Section 9.9 Binding Effect; Persons Benefitting; No Assignment. This
		 --------------------------------------------------
 Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors, heirs, executors, representatives and permitted assigns of the parties. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Subject to Section 2.8 hereof, without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto.

    Section 9.10 Counterparts. This Agreement may be executed in two or more
		 ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

    Section 9.11 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE
		 -------------
PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

    Section 9.12 Jurisdiction; Waiver of Jury Trial and Certain Damages. Subject
		 ------------------------------------------------------
 to the arbitration requirements of Section 9.1 hereof, all actions arising under or relating to this Agreement shall be brought exclusively in the Federal District Court for the Southern District of New York or in any New York State Court sitting in the County of New York and having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action. The parties to this Agreement agree to waive any right to a jury trial as to all disputes and any right to seek punitive or consequential damages.

		  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

			   LEGG MASON, INC.



			   By:/s/Raymond A. Mason
			      Name:Raymond A. Mason
			      Title:Chairman, President and Chief
				    Executive Officer


			   CARNES CAPITAL CORPORATION



			   By:/s/Bruce S. Sherman
			      Name:Bruce S. Sherman
			      Title:Chairman



			   PRIVATE CAPITAL MANAGEMENT, L.P.

			   By: PCM-GP, Inc., its sole general partner



			   By:/s/ Bruce S. Sherman
			      Name:Bruce S. Sherman
			      Title:Chief Executive Officer


			   PCM-GP, INC.



			   By:/s/Bruce S. Sherman
			      Name:Bruce S. Sherman
			      Title:Chief Executive Officer

			    MCC-PCM, INC.




			   By:/s/Bruce S. Sherman
			      Name:Bruce S. Sherman
			      Title:Authorized Signatory


			   /s/Miles C. Collier
			   MILES C. COLLIER


			   /s/Bruce S. Sherman
			   BRUCE S. SHERMAN


			   /s/Gregg J. Powers
			   GREGG J. POWERS

				    ANNEX V
				    -------
		       Form of Revenue Sharing Agreement
		       ---------------------------------




		   REVENUE SHARING AGREEMENT
				BY AND AMONG
			      LEGG MASON, INC.
			     PCM HOLDINGS, INC.
		      PRIVATE CAPITAL MANAGEMENT, L.P.
			CARNES CAPITAL CORPORATION
				   AND
		     THE PRINCIPAL OFFICERS NAMED BELOW


     THIS REVENUE SHARING AGREEMENT ("Agreement") is made and entered into as of May 30, 2001, by and among LEGG MASON, INC., a Maryland corporation ("Legg Mason"); PCM HOLDINGS, INC., a Maryland corporation ("PCM Holdings"); CARNES CAPITAL CORPORATION, a Florida corporation ("CCC"), PRIVATE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership ("PCM"), and Bruce S. Sherman and Gregg J. Powers, who are the principal officers of PCM Holdings and PCM (collectively, the "Principal Officers"). PCM Holdings, PCM and all other existing and any future direct or indirect subsidiaries of PCM Holdings are each referred to in this Agreement as a "Company," and collectively as the "Companies."

WHEREAS, pursuant to a Purchase Agreement dated as of the date hereof (the "Acquisition Agreement"), by and among Legg Mason, PCM, the Principal Officers and the other related parties named therein, PCM Holdings is acquiring all of the equity interests of PCM and CCC;

and WHEREAS, the parties desire to afford the management of the Companies discretion with respect to the day-to-day operations of the Companies in light of existing management's demonstrated ability to manage PCM and CCC profitably;

and WHEREAS, the parties hereto desire to enter into certain agreements regarding revenues, expenses and management of the Companies deemed necessary by the parties to foster the continued growth and expansion of the Companies' business;and

NOW, THEREFORE, in consideration of the mutual premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Revenues.
     (a) Definition of Gross Revenues. The term "Gross Revenues" shall mean all revenues of the Companies during the term of this Agreement, from whatever source derived, calculated on an accrual basis, beginning on the date of this Agreement, in accordance with generally accepted accounting principles consistently applied ("GAAP"), reduced by any writeoffs of uncollectible receivables which are earned after the closing under the Acquisition Agreement. This Agreement relates solely to operating revenues of the Companies and nothing in this Agreement is intended to deal, directly or indirectly, with all or any portion of any proceeds of a sale of all or any part of the Companies or of any sale of the Companies' assets effected in connection with the sale of all or part of the Companies' business hereunder or the gain arising from the sale of assets of the Company in the ordinary course, all of which proceeds or gain shall be distributed to Legg Mason.

      (b) Allocation of Gross Revenues. For each fiscal year of PCM Holdings during the term of this Agreement and , on a pro rata basis, quarterly during each such fiscal year:

	     (i) PCM Holdings shall distribute or cause to be distributed to its immediate parent company 80% of the combined Gross Revenues of all Companies for each fiscal year or portion thereof in the period commencing on the Closing Date (as defined in the Acquisition Agreement) and ending on the last day of the month containing the third anniversary of the Closing Date and 75% of the combined Gross Revenues of all Companies during each fiscal year or portion thereof thereafter
(the "Legg Mason Distribution"); and

	     (ii) the Companies shall retain for application as provided in this Agreement 20% of the combined Gross Revenues of all Companies for each fiscal year or portion thereof in the period commencing on the Closing Date and ending on the last day of the month containing the third anniversary of the Closing Date, and 25% of the combined Gross Revenues of all Companies for each fiscal year or portion thereof thereafter
(the "Retained Operating Revenues").

	     (iii) PCM Holdings shall make distributions of the Legg Mason Distribution within five (5) business days after the determination of the amount of the Legg Mason Distribution pursuant to
Section 1(e) below. PCM, CCC and any other subsidiaries of PCM Holdings shall timely make any distributions to PCM Holdings which are required for PCM Holdings to make distributions of the Legg Mason Distribution. The Companies shall have the same fiscal year-end as Legg Mason during the period that they are direct or indirect subsidiaries of Legg Mason.

     (c)  Retained Operating Revenues.

	     (i) Retained Operating Revenues shall be applied by the Companies to pay and provide for all of the Companies' expenses and expenditures, which, except as provided herein, shall be determined in accordance with GAAP ("Company Expenditures"), including, without limitation: (A) all salaries and employee benefits of their employees other than the compensation component of any stock options provided by Legg Mason or any of its subsidiaries other than PCM Holdings and its subsidiaries; (B) all liabilities of the Companies to third parties;
(C) all intercompany liabilities from the Companies to Legg Mason or its subsidiaries, other than the Companies (Legg Mason and its subsidiaries other than the Companies are individually referred to as a "Legg Entity," and collectively as "Legg Entities") including, without limitation, expenses incurred by Legg Entities on behalf of the Companies upon authorization by the Principal Officers; (D) all liabilities of the Companies for federal, state or local taxes (and any interest or penalties in respect thereof), licenses or registration fees pertaining to the operations of the Companies after the closing under the Acquisition Agreement (except for any foreign and federal, state or local taxes on income of the Companies and the Legg Entities (and any interest or penalties in respect thereof), which shall be the responsibility of Legg Mason and shall not be treated as an expense of the Companies); (E) depreciation and amortization (other than amortization of PCM Holdings resulting from PCM Holding's acquisition of the ownership interest in PCM and CCC under the Acquisition Agreement); (F) minor capital expenditures (which shall be expensed and not capitalized); and (G) interest payments to Legg Mason pursuant to this Agreement. For purposes of this Agreement, a "minor capital expenditure" shall mean any single expenditure for real or personal property in the amount of $1,000 or less and any other capital expenditures paid for in the year of incurrence out of Retained Operating Revenues. The Principal Officers will use their best efforts to cause the Companies to not incur expenses or obligations that exceed the Companies' ability to pay or provide for them when due out of Retained Operating Revenues.

	     (ii) If the Companies expect to request the funding of non-minor capital expenditures by Legg Mason, such funding shall be discussed in advance by the parties. If Legg Mason agrees to fund a non-minor capital expenditure, such expenditure shall be amortized on the books and records of the Companies over a period of time determined in accordance with Legg Mason's practice current at the time of the expenditure consistent with GAAP, and Legg Mason's funding of such expenditure shall be repaid to Legg Mason in accordance with the amortization schedule, together with interest at the rate specified in
Section 1(f)(C) hereof or such other rate agreed to by the parties.
Legg Mason shall be under no obligation to agree to fund any capital expenditure, and any failure of Legg Mason to so agree shall not constitute a breach of this Agreement.

      (d) Incentive Pool. To provide an incentive to the Principal Officers and other key employees of the Companies, the Companies shall establish an incentive compensation pool ("Incentive Pool") from which they will authorize distributions of bonuses to such employees ("Bonus Distributions"). The Incentive Pool shall be equal to the balance (if any) of the Retained Operating Revenues remaining after subtraction of all Company Expenditures other than Bonus Distributions with respect to a year. The Chief Executive Officer of PCM Holdings (the "CEO") shall recommend to the Management Committee of PCM Holdings pursuant to Section 2(b) (the "Management Committee") the recipients and amounts of all Bonus Distributions. Bonus Distributions in any given year shall be paid annually upon, and subject in all respects to, approval by the PCM Holdings Board, which approval shall not be unreasonably withheld or delayed. Bonus

Distributions shall not be paid in excess of the sum of (i) the current Incentive Pool and (ii) to the extent the Company has not distributed all or part of the Incentive Pool for a prior fiscal year, all or part of such previously undistributed Incentive Pool amounts. Notwithstanding anything to the contrary in this Agreement, no Bonus Distributions shall be paid or committed to any employee of any of the Companies unless and until PCM Holdings is current with respect to its required distributions of the Legg Mason Distribution, including the payment in full of principal of and interest on all working capital loans made pursuant to Section 2(f). Nothing contained in this Agreement shall establish or be deemed to constitute an obligation of the Companies to any particular employee of any of the Companies to pay bonuses or other compensation to such employee, or restrict the right of the Companies to terminate the employment of any employee at any time, with or without cause.

      (e)  Determination of Amounts. The amount of Gross Revenues, the
Legg Mason Distribution, Retained Operating Revenues, Company Expenditures and the Incentive Pool shall be determined in accordance with this Agreement by the Principal Officers, subject to approval by the PCM Holdings Board, which approval shall not be unreasonably withheld or delayed: (i) within 30 days after the end of each of the first three fiscal quarters in a fiscal year based on the most recent unaudited consolidated quarterly financial statements of the Companies; and (ii) within 40 days after the end of the last fiscal quarter based on the audited annual financial statements. Any adjustments to the Legg Mason Distribution, Retained Operating Revenues or the Incentive Pool which are required as a result of the year-end audit of the annual financial statements shall be made by appropriate adjustment to the quarterly distribution for such last fiscal quarter.

      (f) Conversion to Working Capital Loan. If PCM Holdings fails to distribute to its immediate parent company all or a portion of the Legg Mason Distribution for any fiscal quarter as required under Section 1(b), Legg Mason may, in its sole and absolute discretion and in lieu of treating such failure as a default under this Agreement, elect to convert PCM Holdings' obligation to make such distribution into a working capital loan from Legg Mason which: (A) has an original principal amount equal to the undistributed portion of the Legg Mason Distribution; (B) is payable on demand; (C) bears interest at the rate of one-half of one percent (0.5%) in excess of the broker-call rate as published in The Wall Street Journal on the day Legg Mason makes the election, compounded annually;
(D) may be prepaid by PCM Holdings at any time and from time to time;
and (E) at Legg Mason's request, shall be evidenced by a promissory note containing such other terms and conditions as are reasonably acceptable to Legg Mason.

      (g) Nondeductibility of Expenses. In the event that (i) all or any portion of the base or incentive compensation, including Bonus Distributions, of any Company employee, or (ii) all or any portion of any other Company Expenditures (excluding, however, capital expenditures that are amortizable or depreciable for state or federal income tax purposes, repayment of the principal balance of any Company indebtedness and any expenditures (such as entertainment expenses) to the extent the same are only partially deductible under law in effect at the date of this Agreement), are, in the reasonable judgment of Legg Mason, not fully and currently deductible (unless the current nondeductibility is due solely to a timing difference between GAAP and tax accounting that causes a particular Company Expenditure to be deductible for tax purposes in a fiscal year different from the fiscal year in which the expense was accrued under GAAP) under federal or state tax laws, rules or regulations (including, without limitation, any judicial or administrative rulings or interpretation thereof), Legg Mason shall have the right to restructure the revenue allocation arrangements reflected in this Agreement in such a manner (including, without limitation, increasing the Legg
Mason Distribution) as will put Legg Mason in as favorable an economic position as if such compensation and other Company Expenditures were fully and currently deductible to the extent provided above; provided that, to the extent more than one alternative restructuring is available which will put Legg Mason into such economic position, Legg Mason shall choose that alternative which has the least adverse effect on the amount of the Incentive Pool.

      (h) Key-Man Life Insurance. Notwithstanding anything to the contrary herein, (i) any premiums paid by the Companies on life insurance policies on which Legg Mason or any of its affiliates other than the Companies is the beneficiary ("Key-Man Policies") shall not be considered Company Expenditures and shall be paid either by funds provided by Legg Mason or an affiliate of Legg Mason other than the Companies; (ii) any death benefit or other proceeds paid or payable to the Companies under a Key-Man Policy shall not be considered Gross Revenues; and (iii) all or any portion of said death benefit or other proceeds received by the Companies as described in the preceding clause (ii) shall be payable to Legg Mason (at such times and in such amounts as Legg Mason elects in its sole discretion), in addition to any Legg Mason Distribution to which Legg Mason is otherwise entitled pursuant to this Agreement.

	    (i) Applicable Laws. Nothing in this Agreement shall be construed to require distributions to Legg Mason in violation of applicable laws relating to bankruptcy, insolvency or the like, or applicable laws restricting payments of dividends or the making of other payments or distributions to shareholders.

2.  Management of the Companies.

      (a)     Board of Directors.

	      (i) Each of the Companies shall be managed by a Board of Directors or a general partner managed by a Board of Directors. Notwithstanding the foregoing, no Board of Directors may, without the prior written consent of a majority of the Principal Officers: (A) require any of the Companies to engage in any business other than the Business or accept or retain any Person as a client of the Business or change any level of fees or commissions for any business; (B) appoint any person as a Principal Officer of the Companies without the prior written consent of Bruce J. Sherman (if he is a Principal Officer) and Gregg J. Powers (if he is a Principal Officer); or (C) cause to be paid any dividend, distribution, advance or loan of any amount to Legg Mason or any affiliate of Legg Mason other than (1) the Legg Mason
Distribution, (2) interest on or repayment of any advance authorized by
Section 1(c)(ii) or 1(f), (3) proceeds from any Key-Man insurance and
(4) proceeds from the sale of any assets. Legg Mason shall have the right at all times to designate a majority of the Boards of Directors of each Company that is a corporation or limited liability company (individually a "Board" and collectively the "Boards"), and each of the Companies shall vote all of their shares of voting stock of their subsidiaries, if any, in favor of Legg Mason's designees. Subject to the requirements of the next sentence, the Boards shall have such number of members as shall be determined by Legg Mason, which initially for PCM Holdings shall be five. Both the CEO of PCM Holdings and the President of PCM Holdings ("President") shall be members of each Board and of each committee thereof during the term of this Agreement; provided, however, that should the employment of either the CEO or the President with all of the Companies be terminated for any reason while such person is a director of any Company, that person shall be promptly removed from the Board of such Company and each committee thereof and the resulting vacancies thereon shall be filled by the remaining members of the Board of Directors with the successor CEO or President, as the case may be.

	      (ii) The articles of incorporation or limited liability company agreement of PCM Holdings and each other Company that is a corporation or limited liability company shall provide that: (A) a quorum of the Board shall consist of a majority of the directors in office, attending in person or by teleconference, of which at least one (1) shall be a director designated by Legg Mason; (B) decisions of the Board may be made only upon a vote of the Board in which at least one (1) director designated by Legg Mason votes in favor of the decision of the majority; and (C) any Board action not taken by unanimous written consent shall only be taken at a meeting or via teleconference for which each director has been provided no less than 72 hours advance notice.

	      (iii) During the Term of this Agreement Legg Mason shall, on a basis consistent with the practices of the Legg Entities, oversee the operation of the business of the Companies in good faith with the objective of (1) building and maintaining a successful investment management advisory business and (2) subject to the exercise by the Board in good faith of its rights under Section 2(d), supporting the Companies' efforts to achieve the Earnout Payments provided for in the Acquisition Agreement consistent with the Companies efforts to pursue and develop high margin equity asset management products and services.

      (b) Management Committee. A Management Committee shall be established promptly after the closing under the Acquisition Agreement. It shall consist of the Principal Officers employed by PCM Holdings at any given time, including the then CEO and the then President. One or more other key employees of any Company who are not Principal Officers may be appointed by the CEO, subject to the approval by the Board, to serve on the Management Committee for varying terms as may be designated by the Board and who shall be removed from such service at the request of the CEO. Except as provided in subsection (d) below and subject to any limitations imposed by law, the Management Committee shall consult with the CEO and the President concerning the day-to-day operations of the Companies.

      (c)     Chief Executive Officer.

	     (i) The CEO of PCM Holdings shall be responsible for the overall management and operation of the Companies consistent with the terms of this Agreement with advice from the Management Committee and subject to general supervision by the Board. The Chief Executive Officer of PCM Holdings shall also be the chief executive officer of each of the Companies, subject to the Chief Executive Officer's authority to appoint and remove any other person as chief executive officer of any of the other companies. The Chief Executive Officer of PCM Holdings shall have the general powers and duties of management usually vested in such office, which shall include the power, subject to the Board's authority, to (A) hire, establish the compensation levels (subject to the Employment Agreements (as hereinafter defined)) and other conditions of employment for, and supervise and discharge employees of such Company, and
(B) enter into contracts not requiring approval by the Board.

	     (ii)In the event that, for any reason, Bruce S. Sherman shall no longer be CEO of PCM Holdings, Gregg J. Powers shall be the CEO of PCM Holdings. In the event that, for any reason, neither Bruce S. Sherman nor Gregg J. Powers shall be the CEO of PCM Holdings, the Board of Directors of PCM Holdings shall select his successor (and any subsequent successor) as CEO of PCM Holdings.

      (d)     Board Approval. Subject to the limitations set forth in
Section 2(a)(i), the Board of PCM Holdings shall have exclusive authority to take action on the matters set forth below (subject to any shareholder approval of such matters which may be required under applicable law), and decisions by the Board on such actions may be made only upon a vote of the majority of the full Board:

	      (i) any amendment to any employment agreement with any employee of any of the Companies (the "Employment Agreements"), any change in the contractual compensation or benefits of any employee who is a party to an Employment Agreement, other than as permitted under such employee's Employment Agreement, or any other material change in the terms of employment of any of such employees, provided that contributions to nondiscretionary, nonterminable benefit plans as approved by the Board (so long as such contributions are made pursuant to the terms of such plans and in accordance with applicable law) will not require separate Board approval;

	      (ii) any agreement or arrangement, whether written or oral, which imposes an obligation (1) in an amount in excess $1,000,000; provided that the aggregate outstanding obligations under such agreements or arrangements shall not exceed $4,000,000 at any time and no such agreement or arrangement shall have a term in excess of five years, or
(2) which is not in the ordinary course of business;

	      (iii) the issuance, repurchase or redemption (or any agreement regarding the issuance, repurchase or redemption) of any securities of any of the Companies;

	      (iv) the acquisition by the Company for its own account of any other business, or of the equity securities or debt securities of, or the making of any loan or advance to, any other entity, or the entering into of any joint venture, profit sharing or similar agreement involving expenditures or sharing of revenues by the Companies in an amount in excess of $1,000,000;

	      (v) a material alteration in the fundamental businesses of the Company (said business for purposes of this provision being deemed to be the management of investment accounts for individual and institutional clients and the sponsorship and management of pooled investment vehicles, the "Business") or its basic policies and procedures, or the initiation of any business that is materially different from such fundamental businesses, or the addition of new products, including investment company or annuity products, that are in conflict with any Legg Mason product or would result in Legg Mason or any of its affiliates being deemed to be in violation of any obligation under an existing contract or arrangement to which Legg Mason or any of its affiliates is a party or is subject;

	      (vi) the sale, exchange, lease or hypothecation of a substantial part of the assets of the Companies in any manner;

	      (vii) the merger, consolidation, combination, liquidation or dissolution of any of the Companies subject, however, to the terms of
Section 6(d) below;

	      (viii) any amendment to the organizational or governing documents of any of the Companies;

	      (ix) the voluntary creation of a lien, other than purchase money security interests, against all or any portion of the assets of any of the Companies;

	      (x) any borrowing of funds in excess of $50,000 in the aggregate;

	      (xi) the employment of any professional personnel under an employment contract for a term exceeding two years;

	      (xii)   the removal of any director designated by Legg Mason;

	      (xiii) the appointment of, or delegation of responsibilities to, any committee of the Board other than as provided herein;

	      (xiv) the election of officers of the Companies, which shall be in accordance with the terms of the Employment Agreements;

	      (xv) transactions between any of the Companies and any officer, director or employee of any of the Companies, other than (1) the payment of compensation, salary and benefits, (2) the advancement or reimbursement of business expenses and (3) the performance of investment advisory or brokerage services by any of the Companies for any officer, director or senior management employee of any of the Companies or by any such officer, director or senior management employee.

	      (xvi) the termination of employment of any Principal Officer or any other employee who is a party to an employment agreement which requires Board approval under Section 2(d)(xi)above or the granting of any waiver or consent which would relieve any such Principal Officer or employee from any obligation or restriction under such employment agreement;

	      (xvii) the payment of any dividend other than those provided for in this Agreement;

	      (xviii) the waiver by any of the Companies of any of the agreements set forth in or under the Acquisition Agreement affecting the compensation or obligations of, or restrictions upon, the Principal Officers of the Company;

	      (xix) the initiation, management and settlement of any litigation, arbitration or regulatory proceeding or investigation, involving the Company; and

	      (xx) the entry into any subadvisory or other subcontractual relationship under which the Company will pay a portion of the advisory or other fees it earns with respect to an account to any subadvisor or subcontractor.

      (e) During the Initial Term (as defined in Section 4), Legg Mason shall not require Bruce S. Sherman or Gregg J. Powers to serve as an officer, director, consultant or investment adviser or otherwise participate in the management, investment activities or promotion of any Person other than a Company.

3. Administration. The Parties hereto agree to meet and consult to endeavor in good faith to agree on appropriate procedures for administering the provisions of this Agreement.

4. Term and Status as Parties. This Agreement shall continue in effect for eight (8) years from the closing under the Acquisition Agreement
(the "Initial Term") at which time it shall automatically be renewed unless terminated pursuant to this Section or by mutual agreement of Legg Mason, the Companies and the Principal Officers. If the employment of any Principal Officer by all of the Companies ceases for any reason, such Principal Officer shall thereupon automatically cease to be a party to this Agreement and to have any rights hereunder and shall cease to be a Principal Officer for the purposes of this Agreement. At the election of Legg Mason, any replacement CEO

(who is not already a Principal Officer) shall become a Principal Officer for purposes of this Agreement and become a party hereto. In the event that there are no Principal Officers party to this Agreement employed by the Companies, Legg Mason may, at its election, terminate this Agreement. In the event one or more of the Principal Officers cause the Companies to be in a material default under this Agreement and fail to cure such default within thirty (30) days after notice thereof from Legg Mason (unless Legg Mason prevents such cure) or in the event the Companies are unable to make any three consecutive Legg Mason Distributions within five business days of the required date of such payment as specified in Section 1(b)(whether or not a working capital loan is established pursuant to Section 1(f) hereof and whether or not such distributions are prohibited from being made as referred to in Section 1(i)), Legg Mason shall have the right to terminate this Agreement, effective upon written notice to the other parties hereto.

5.  Financial Statements.

      (a) Monthly Statements. The Companies shall provide to Legg Mason, within five (5) business days, in the case of clause (i) below, and three
(3) business days, in the case of clause (ii) below, following the end of each calendar month during each fiscal quarter during the term hereof, an unaudited: (i) balance sheet as of the end of the most recent month; and
(ii) statement of income and expenses for the most recent month. Such monthly financial statements shall be prepared on an accrual basis in accordance with GAAP and Legg Mason policies.

      (b) Quarterly Statements. The Companies shall provide to Legg Mason, within five (5) business days, in the case of clause (i) below, and three (3) business days, in the case of clause (ii) below, following the end of each fiscal quarter during the term hereof, an unaudited: (i) balance sheet as of the end of the most recent fiscal quarter; (ii) statement of income and expenses for the most recent fiscal quarter and the fiscal year to date; and (iii) statement of cash flows for the fiscal year to date. Such quarterly financial statements shall be prepared on an accrual basis in accordance with GAAP and Legg Mason policies.

      (c) Annual Statements. The Companies shall provide to Legg Mason, within twenty (20) calendar days after the close of each fiscal year during the term hereof: (i) a balance sheet as of the close of the fiscal year;
(ii) a statement of income and expenses for the fiscal year; (iii) a statement of cash flows for the fiscal year; (iv) a statement of changes in stockholders' equity for the fiscal year; (v) a draft of the notes accompanying the foregoing financial statements. Such annual financial statements shall be prepared on an accrual basis in accordance with GAAP and shall be subject to audit by independent certified public accountants designated by Legg Mason and (vi) other supplemental data required for periodic regulatory reporting.

      (d) Consolidated Reporting. The financial statements described in subsections (a) - (c) above shall be reported on a separate legal entity basis for the Companies.

      (e) Other Financial Reports. Legg Mason shall have the right at any time to receive from the Companies such additional financial statements and reports as Legg Mason may from time to time request, whether or not such financial statements and reports have been prepared previously by the Companies.

      (f) Expenses of Preparation. The expense of preparing the financial statements and reports described in this Section 5, except for those prepared under subsection (e) above, shall be Company Expenditures and, as such, shall be paid from Retained Operating Revenues. Legg Mason shall pay the expense of preparing any financial statements and reports prepared under subsection (e) above.

      (g) Access to Books and Records. Legg Mason shall have full access to the books and records of each Company. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that the Companies obligations hereunder shall not in any way imply a limitation on Legg Mason's right, as the owner (directly or indirectly) of the Companies, to full access to all such books and records at any time.

6.  General.
      (a) Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

      (b) Amendments. This Agreement may be amended only by a writing signed by (i) Legg Mason, PCM Holdings, Bruce S. Sherman (so long as he is a Principal Officer), Gregg J. Powers (for so long as he is a Principal Officer) and, if neither Bruce S. Sherman nor Gregg J. Powers is a Principal Officer, all Principal Officers then in the employ of any of the Companies and (ii) if such amendment is to be effective during the Initial Term and affects any of the provisions to which the Collier Sellers (as defined in the Acquisition Agreement) are third party beneficiaries, MCC-PCM, Inc.

       (c) Waivers. Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party; and in the case of a breach by any party of any agreement or undertaking hereunder, a nondefaulting party may nevertheless accept from the defaulting party any payment or performance hereunder and may continue to operate under this Agreement without in any way waiving its rights or remedies.

       (d) Assignment. None of the parties shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties. Any merger or consolidation of a Company (or any direct or indirect parent thereof, other than Legg Mason), or any sale or transfer of all or substantially all of the stock or assets of a Company (or any direct or indirect parent thereof, other than Legg Mason) shall be deemed an assignment by Legg Mason in violation of the terms of this subsection (d), unless Legg Mason shall be the direct or indirect parent of the successor entity, in which case the other parties' consent shall not be required. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.

       (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

       (f) Entire Agreement. This Agreement (together with the Acquisition Agreement and the Employment Agreements) constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

       (g) No Other Rights. Subject to the last sentence of Section 6(d) hereto, nothing herein, either express or implied, is intended or shall be construed to give any person, other than Legg Mason, PCM Holdings, PCM,

CCC and the Principal Officers, any rights or remedies under or by reason of this Agreement; provided, however, that, in order to induce the Collier Sellers (as such term is defined in the Acquisition Agreement) to enter into the Acquisition Agreement, each of the Collier Sellers is intended to be, and hereby is made for the Initial Term of this Agreement, an "intended third-party beneficiary" of the provisions contained within Sections 2(a), (b), (c) and (e), 5(a) -(d) inclusive, 5(g) and 6(d) and such provisions shall be enforceable by the Collier Sellers in accordance with their terms and the following sentence as fully as if such provisions were set forth in full in the Acquisition Agreement. With respect to Sections 2(a)(i)(A)-(C) inclusive the consent of MCC-PCM, Inc. will also be required for any action set forth therein; with respect to Section 5(a)-(d) inclusive such information shall also be provided to the Collier Seller; and with respect to Section 5(g) the Collier Seller shall have access to such books and records for purposes of verifying the calculation of Earnout Payments and Claw-Back Payments. Any person who is designated a Principal Officer in accordance with this Agreement shall become a Principal Officer only at such time as he executes an instrument acknowledging that he is a party hereto and agreeing to be bound by the terms of this Agreement.

       (h) Neither Party to Bind Other; Publicity. The Companies and Legg Mason shall not incur obligations or make binding commitments on behalf of the other, or make representations to third parties that they have the authority to do so. However, Legg Mason and the Companies may represent and advertise that they are affiliated with the other.

       (i) Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws of the State of Maryland, without giving effect to principles of conflicts of law.

       (j) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective (A) when delivered personally, (B) when sent by confirmed facsimile, (C) one (1) Business Day after deposit with a commercial overnight carrier with written verification of receipt, or (D) 5 days after deposit in the United States mail by certified mail postage prepaid. All communications will be sent to the party to whom it is directed at the address set forth below:

	    (i)   If to any Principal Officer:

		  Bruce S. Sherman
		  c/o Private Capital Management, L.P.
		  8889 Pelican Bay Boulevard, Suite 500
		  Naples, FL 34108-7512
		  Telecopy: (941) 261-3041

		  Gregg J. Powers
		  c/o Private Capital Management, L.P.
		  8889 Pelican Bay Boulevard, Suite 500
		  Naples, FL 34108-7512
		  Telecopy: (941) 261-3041

		  with a copy to:

		  Skadden, Arps, Slate, Meagher & Flom LLP
		  Four Times Square
		  New York, New York 10036-6522
		  Telecopy: (212) 735-2000
		  Attention:  Richard T. Prins

	    (ii)  If to Legg Mason:

		  Legg Mason, Inc.
		  100 Light Street
		  Baltimore, Maryland 21202
		  Attention:  Raymond A. Mason,
			      Chairman, President and
			      Chief Executive Officer
		  Facsimile No.:  (410) 685-2365
		  with copies to:

		  Legg Mason, Inc.
		  100 Light Street
		  Baltimore, Maryland 21202
		  Attention:  Robert F. Price, Esq.
			     General Counsel
		  Facsimile No.:  (410) 539-4607

	    (iii) If to any Company:

		  Private Capital Management, L.P.
		  8889 Pelican Bay Boulevard, Suite 500
		  Naples, FL 34108-7512
		  Telecopy: (941) 261-3041
		  Attention:  Bruce S. Sherman, Chief Executive Officer

		  with a copy to:

		  Skadden, Arps, Slate, Meagher & Flom LLP
		  Four Times Square
		  New York, New York 10036-6522
		  Telecopy: (212) 735-2000
		  Attention:  Richard T. Prins

		  and

		  Legg Mason, Inc.
		  100 Light Street
		  Baltimore, Maryland 21202
		  Attention:  Robert F. Price, Esq.
			      General Counsel
		  Facsimile No.:  (410) 539-4607

Any party may change the address to which such notices are to be sent by giving the other parties notice thereof in the manner herein set forth.

      (k) Arbitration. (i) If a majority of the Principal Officers notifies the other parties hereto that they object to the final determination of the amount of the Incentive Pool for any fiscal year, such Principal Officers and the other parties hereto shall negotiate in good faith to resolve any differences. If after fifteen (15) days following such notice (the "Negotiation Period") any of such objections have not been resolved (the "Disputed Matters"), then such Disputed Matters shall be submitted to arbitration in Washington, D.C. by any of such persons. The arbitrator (the "Arbitrator") shall be Endispute. The Arbitrator shall consider only the Disputed Matters, and the arbitration shall be conducted in accordance with Endispute's Arbitration Rules then in effect and the United States Arbitration Act, 9 U.S.C. SS 1-16.
The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The Arbitrator shall render an opinion in writing setting forth the basis of its decision on the Disputed Matters. The costs and expenses of the Arbitrator shall be shared equally by Legg
Mason and the Companies; provided, however, that the Companies' share of such cost and expense shall be treated as a Company Expenditure. A Principal Officer who does not object may monitor the arbitration at his expense and shall be entitled to notice of, and to attend, all arbitration proceedings. Any portion of the Incentive Pool that is affected by the Disputed Matters shall not be distributed until the resolution of the Disputed Matters, and upon such resolution any increase in the Incentive Pool shall be distributed to all participants in the Incentive Pool as determined by a majority of the Principal Officers. (ii) If a majority of the Principal Officers believe that any of the Companies or Legg Mason, or if Legg Mason believes that any of the Principal Officers or the Companies, has breached this Agreement in any respect other than as described in clause (i) above, the affected parties shall negotiate in good faith to resolve their differences during the Negotiation Period and thereafter any matter remaining in dispute may be submitted to arbitration as provided in clause (i).

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

				     LEGG MASON, INC.
				     By:
					Raymond A. Mason,
					President and Chief Executive Officer

				     PCM HOLDINGS, INC.

				     By:

					President
				     PRIVATE CAPITAL MANAGEMENT, L.P.

				     By: PCM-GP, Inc.
				     General Partner

				     By:
				       Bruce S. Sherman
				       Chairman & Chief Executive Officer

				     CARNES CAPITAL CORPORATION

				     By:
				       Name:
				       Title:

				     PRINCIPAL OFFICERS (each in
					his individual capacity):


				     Bruce S. Sherman


				     Gregg J. Powers